SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

EUREKA FINANCIAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share
2.

Aggregate number of securities to which transaction applies:

1,207,408 shares, including 11,619 unvested shares of restricted common stock and 68,275 shares of common stock underlying outstanding stock options

3.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $35,292,558.25. The proposed maximum aggregate value of the transaction was calculated based upon the sum of (a) the product of (i) 1,207,408 shares of common stock, which represents the total number of shares of Eureka Financial Corp. common stock outstanding (including shares of unvested restricted stock) as of November 2, 2015 and (ii) the per share merger consideration of $28.50 per share and (b) the product of (i) 68,275 shares of common stock underlying outstanding stock options with an exercise price per share that is less than the per share merger consideration of $28.50 and (ii) the excess of $28.50 over the weighted average exercise price of such stock options of $15.59. The amount of the filing fee, calculated in accordance with Rule 0-11(c) and the Fee Rate Advisory #1 for Fiscal Year 2015, equals the product of 0.00011620 multiplied by the proposed maximum aggregate value of the transaction.

	4.	Proposed maximum aggregate value of transaction: $35,292,558.25
	5.	Total fee paid: $4,101

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid: N/A
	2.	Form, Schedule or Registration Statement No.: N/A
	3.	Filing Party: N/A
	4.	Date Filed: N/A

PROXY STATEMENT

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Eureka Financial Stockholder:

Your board of directors has agreed unanimously on a proposed transaction that, if completed, will result in the merger of Eureka Financial Corp. (“Eureka Financial”) with and into NexTier, Inc. (“NexTier”). You are being asked to approve the merger by approving an Agreement and Plan of Merger, as amended, between Eureka Financial and NexTier (which we refer to as the “merger agreement”) at a special meeting of stockholders to be held on                 , 2015.

If the merger agreement is approved at the special meeting, and subject to the other conditions of the merger agreement, Eureka Financial will be merged into NexTier, with NexTier as the surviving entity. As a result, you will receive $28.50 in cash for each of your shares of Eureka Financial common stock.

In addition to the merger agreement, you will be asked to consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger and a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting to approve the merger agreement.

After careful consideration, our board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interests of, Eureka Financial and our stockholders and has unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” each of the other items to be considered at the special meeting.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Eureka Financial common stock entitled to vote. Your failure to vote will have the same effect as a vote against the merger agreement. Whether or not you plan to attend the special meeting, please promptly submit a proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying reply envelope or vote your shares by telephone or the Internet. Instructions regarding all three methods of voting are provided on the proxy card.

Edward F. Seserko President and Chief Executive Officer Eureka Financial Corp.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the attached proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                 , 2015 and is first being mailed to Eureka Financial stockholders on or about                 , 2015.

3455 Forbes Avenue

Pittsburgh, Pennsylvania 15213

(412) 681-8400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of Eureka Financial Corp. will be held at                     , at         :        .m., local time, on                 , 2015.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 3, 2015 and amended as of October 30, 2015, by and between NexTier, Inc. and Eureka Financial Corp.;

2.	Consider and vote upon a non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Eureka Financial Corp. if the merger contemplated by the merger agreement is consummated (the “Merger-Related Executive Compensation”); and

3.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the Agreement and Plan of Merger, as amended, which is referred to as the “merger agreement,” is included as Annex A to the accompanying proxy statement. The proxy statement describes the merger agreement and the proposed merger in detail. We urge you to read it carefully. The proxy statement forms a part of this notice.

The board of directors of Eureka Financial Corp. unanimously recommends that Eureka Financial stockholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the Merger-Related Executive Compensation, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

To vote, you must have been a stockholder of Eureka Financial as of the close of business on                 , 2015.

Your vote is very important. Your proxy is being solicited by Eureka Financial’s board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Eureka Financial common stock entitled to vote in order to complete the proposed merger. Whether or not you plan to attend the special meeting, please complete and mail the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

If you have questions about the merger, or how to submit your proxy, please contact our proxy solicitor, Laurel Hill Advisory Group, at                 .

By Order of the Board of Directors
Robert B. Kastan
Corporate Secretary

Pittsburgh, Pennsylvania

                , 2015

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SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Merger and the Special Meeting,” highlights selected information in this proxy statement and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement.

Parties to the Merger

NexTier, Inc.

222 Market Street

Kittanning, Pennsylvania 16201

(724) 548-9227

NexTier, Inc., a Delaware corporation, is a financial holding company headquartered in Kittanning, Pennsylvania. NexTier conducts its operations primarily through its wholly owned subsidiary, NexTier Bank, N.A. (“NexTier Bank”) as well as ESS NexTier Insurance Group, LLC. NexTier Bank has 24 community offices throughout northern Allegheny, Butler and Armstrong Counties in Pennsylvania.

At September 30, 2015, NexTier, on a consolidated basis, had total assets of $990.7 million, total deposits of $866.7 million and stockholders’ equity of $87.3 million. As of September 30, 2015, NexTier Bank maintained (a) a total risk-based capital ratio of 13.30% (b) a Tier 1 risk-based capital ratio of 12.60% and (c) a Tier 1 leverage capital ratio of 9.27%. NexTier Bank is a “well capitalized” bank under the regulations of the Office of the Comptroller of the Currency.

Eureka Financial Corp.

3455 Forbes Avenue

Pittsburgh, Pennsylvania 15213

(412) 681-8400

Eureka Financial Corp., a Maryland corporation, is a savings and loan holding company headquartered in Pittsburgh, Pennsylvania. Eureka Financial’s common stock is quoted on the OTC Pink Sheets under the symbol “EKFC.” Eureka Financial conducts its operations primarily through its wholly owned subsidiary, Eureka Bank, a federally-chartered savings bank. Eureka Bank is a community and retail institution with two community offices in Allegheny County in Pennsylvania.

At September 30, 2015, Eureka Financial, on a consolidated basis, had total assets of $155.0 million, total deposits of $129.7 million and stockholders’ equity of $23.7 million. Eureka Bank is a “well capitalized” bank under the regulations of the Office of the Comptroller of the Currency.

Special Meeting of Stockholders (page         )

A special meeting of Eureka Financial stockholders is scheduled to be held at                      at         :        .m., local time, on             , 2015. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement between NexTier and Eureka Financial and on a non-binding, advisory proposal to approve the Merger-Related Executive Compensation. You also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only Eureka Financial stockholders of record as of the close of business on             , 2015 are entitled to notice of, and to vote at, the Eureka Financial special meeting and any adjournments or postponements of the meeting.

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Quorum; Required Vote (page         )

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Eureka Financial common stock entitled to vote. As of             , 2015, there were 1,207,408 shares of Eureka Financial common stock issued and outstanding. Approval of the Merger-Related Executive Compensation proposal is determined by a majority of the votes cast, without regard to broker non-votes or abstentions.

Shares Held by Eureka Financial’s Executive Officers and Directors (page         )

The directors and executive officers of Eureka Financial (and their affiliates), as a group, beneficially owned 276,847 shares of Eureka Financial common stock, representing 22.9% of the outstanding shares of Eureka Financial common stock, as of             , 2015. The directors and executive officers of Eureka Financial have agreed to vote their shares in favor of the merger agreement at the special meeting. This amount does not include shares that may be acquired upon the exercise of stock options.

The Merger Agreement (page         )

The merger of Eureka Financial with and into NexTier is governed by a merger agreement. The merger agreement provides that Eureka Financial will merge with and into NexTier with NexTier being the surviving corporation. As contemplated by the merger agreement, NexTier Bank and Eureka Bank have entered into a bank merger agreement, pursuant to which immediately after the effective time of the merger, Eureka Bank will merge with and into NexTier Bank with NexTier Bank being the surviving bank. We encourage you to read the merger agreement, which is included as Annex A to this document.

Consideration to be Received in the Merger (page         )

The merger agreement provides that each holder of Eureka Financial common stock will be entitled to receive $28.50 in cash for each of his or her shares.

Treatment of Stock Options and Restricted Stock (page         )

As of the effective time of the merger, each outstanding stock option to purchase shares of Eureka Financial common stock, whether or not then exercisable, will be converted into the right to receive a cash payment equal to the product of (1) the number of shares of Eureka Financial common stock subject to the stock option, multiplied by (2) the amount by which $28.50 exceeds the exercise price of such stock option, less any required tax withholding. Cash payments will be made as of the effective time of the merger, subject to Eureka Financial’s receipt of an option cancellation agreement from individual option holders. If the exercise price per share of any stock option is equal to or greater than $28.50, such stock option will be canceled and the holder will not be entitled to any cash payment in respect thereof.

As of the effective time of the merger, each outstanding share of Eureka Financial restricted stock will vest in full and will be converted into the right to receive the merger consideration (less applicable tax withholding), payable as soon as reasonably practicable following the effective time of the merger.

Eureka Financial’s Reasons for the Merger; Recommendation of the Board of Directors (page         )

The Eureka Financial board of directors has unanimously approved the merger agreement and the proposed merger. The Eureka Financial board of directors believes that the merger agreement, including the merger contemplated by the merger agreement, is advisable and is in the best interests of Eureka Financial and its stockholders, and therefore recommends that Eureka Financial stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the non-binding proposal regarding the Merger-Related Executive Compensation. In reaching this decision, Eureka Financial’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—Eureka Financial’s Reasons for the Merger; Recommendation of the Board of Directors.”

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Opinion of Eureka Financial’s Financial Advisor in Connection with the Merger (page         )

In deciding to approve the merger agreement, Eureka Financial’s board of directors considered the opinion, dated September 3, 2015, of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), which served as financial advisor to Eureka Financial’s board of directors, that the merger consideration is fair to the holders of Eureka Financial common stock from a financial point of view. A copy of this opinion is included as Annex B to this document. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill.

Regulatory Matters Relating to the Merger (page         )

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). NexTier has filed the required application with the Office of the Comptroller of the Currency and has been granted a waiver from the filing of an application with the Federal Reserve. In addition, NexTier has filed an application for an acquisition of a holding company with the Pennsylvania Department of Banking and Securities. As of the date of this document, NexTier has not received the required regulatory approvals, but does not know of any reason why it would not be able to obtain these approvals in a timely manner.

Conditions to Completing the Merger (page         )

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement at the special meeting by the holders of a majority of the outstanding shares of Eureka Financial common stock entitled to vote;

•	approval of the merger by the appropriate regulatory authorities without conditions that would have a material adverse effect on the combined enterprise of NexTier and Eureka Financial or otherwise materially impact the value of Eureka Financial to NexTier;

•	the delivery by NexTier of the merger consideration; and

•	the absence of any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by the merger agreement or the bank merger agreement.

Terminating the Merger Agreement (page         )

The merger agreement may be terminated by mutual written consent of NexTier and Eureka Financial at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either NexTier or Eureka Financial may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by June 30, 2016;

•	Eureka Financial stockholders do not approve the merger agreement at the Eureka Financial special meeting;

•	a required regulatory approval is denied or a governmental authority prohibits the consummation of the merger; or

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•	there is a breach by the other party of any representation, warranty, covenant or obligations contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

NexTier may terminate the merger agreement if Eureka Financial has received a superior proposal for an acquisition transaction with a party other than NexTier and has entered into an agreement with respect to the superior proposal, or if the Eureka Financial board of directors does not recommend approval of the merger or modifies or qualifies its recommendation in a manner adverse to NexTier.

In addition, Eureka Financial may terminate the merger agreement if it has received a superior proposal for an acquisition transaction with a party other than NexTier and Eureka Financial’s board of directors has determined to accept the superior proposal, after determining in good faith, based on advice of its outside legal counsel, that failing to terminate the merger agreement would constitute a breach of its fiduciary duties.

Termination Fee (page         )

Under certain circumstances described in the merger agreement, NexTier may demand from Eureka Financial a $1,400,000 termination fee in connection with the termination of the merger agreement. In addition, NexTier must reimburse Eureka’s expenses incurred in connection with the merger, up to $350,000, if Eureka terminates the merger agreement due to NexTier’s failure to obtain regulatory approval of the merger.

Interests of Certain Persons in the Merger that are Different from Yours (page         )

You should be aware that some of Eureka Financial’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of Eureka Financial’s stockholders generally. These include:

•	the cancellation and conversion of stock options into the right to receive a cash payment equal to $28.50 minus the exercise price for each option;

•	the acceleration of vesting of outstanding restricted stock awards, for which the holder thereof will be entitled to receive cash;

•	provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Eureka Financial for events occurring before the merger;

•	severance payments that certain executive officers may receive under their existing employment agreements with Eureka Financial and Eureka Bank;

•	the addition of Edward F. Seserko, the President and Chief Executive Officer of Eureka and Eureka Bank, as a director of NexTier Bank; and

•	the execution of a three-month consulting agreement between NexTier Bank and Edward F. Seserko following the closing of the merger, pursuant to which NexTier Bank will provide Mr. Seserko with aggregate cash payments of $12,000.

Eureka Financial’s board of directors was aware of these interests and took them into account in approving the merger. See “Interests of Certain Persons in the Merger that are Different from Yours.”

Material United States Federal Income Tax Considerations (page         )

You will generally recognize a gain (or loss) for federal income tax purposes on each share of Eureka Financial common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and $28.50 upon completion of the Merger. You are strongly urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you.

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Determining the actual tax consequences of the merger to Eureka Financial stockholders can be complicated. Eureka Financial stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

No Rights of Appraisal

No appraisal rights are available under Maryland law or under our articles of incorporation to any stockholder who dissents from any proposal described in this proxy statement.

Litigation Relating to the Merger

On October 20, 2015, a purported shareholder of Eureka Financial filed a putative class action lawsuit in the Circuit Court for Baltimore City captioned Fruma Rubin vs. Eureka Financial, its directors and NexTier. The complaint alleges that the directors of Eureka Financial breached their fiduciary duties by agreeing to the proposed merger with NexTier for inadequate consideration and agreeing to unreasonable deal protection devices. The complaint further alleges that Eureka Financial and NexTier aided and abetted the alleged breach of fiduciary of duties by the directors of Eureka Financial. The plaintiff seeks, among other things, the entry of an order (1) granting class certification, (2) declaring that the conduct of the defendants in approving the merger constituted a breach of their fiduciary duties, (3) enjoining the individual defendants from implementing any of the deal protection measures, and (4) awarding plaintiff and the class appropriate compensatory damages. At this early stage of the litigation, it is not possible to assess the probability of a material adverse outcome or reasonably estimate any potential financial impact of the lawsuits on Eureka Financial. The defendants believe the claims against them are without merit and intend to contest the matter vigorously.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	When and where is the Eureka Financial special meeting?

A:	The special meeting of Eureka Financial stockholders is scheduled to take place at at : .m., local time, on , 2015.

Q:	Who is entitled to vote at the Eureka Financial special meeting?

A:	Holders of shares of Eureka Financial common stock at the close of business on , 2015, which is the record date, are entitled to vote at the special meeting. As of the record date, 1,207,408 shares of Eureka Financial common stock were outstanding and entitled to vote.

Q.	How do I vote my shares in the Eureka Bank Employee Stock Ownership Plan?

A.	If you are a participant in the Eureka Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card that reflects all shares you may vote under the ESOP. All shares held by the ESOP are voted by the ESOP trustees, but each participant may direct the trustees on how to vote the shares of Eureka Financial common stock credited to his or her account in the ESOP. Unallocated shares and allocated shares in the ESOP for which no timely voting instructions are received will be voted by the trustees in the same ratio as to those shares for which participant instructions are received. The deadline for returning your voting instruction forms to the ESOP trustees is , 2015.

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement that provides for the merger of Eureka Financial with and into NexTier and a non-binding proposal regarding the Merger-Related Executive Compensation. The Eureka Financial board of directors has unanimously determined that the proposed merger is in the best interests of Eureka Financial stockholders, has unanimously approved the merger agreement, and unanimously recommends that Eureka Financial stockholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the non-binding proposal regarding the Merger-Related Executive Compensation and, if necessary, “FOR” the adjournment of the special meeting to solicit additional proxies to vote in favor of the merger agreement.

Q:	What will I be entitled to receive in the merger?

A:	Under the merger agreement, you will have the right to receive $28.50 in cash for each share of Eureka Financial common stock that you own. See “The Merger Agreement—Consideration to be Received in the Merger.”

Q:	How Will Eureka Financial’s Stock Options be Treated in the Merger?

A:	Upon completion of the merger, each outstanding stock option to purchase shares of Eureka Financial common stock, whether or not then exercisable, will be converted into the right to receive a cash payment equal to the product of (1) the number of shares of Eureka Financial common stock subject to the stock option, multiplied by (2) the amount by which $28.50 exceeds the exercise price of such stock option. Cash payments will be made as of the effective time of the merger, subject to Eureka Financial’s receipt of an option cancellation agreement from individual option holders. If the exercise price per share of any stock option is equal to or greater than the per share merger consideration, such stock option will be canceled and the holder will not be entitled to any cash payment in respect thereof. Prior to the receipt of a cash payment you will be asked to execute an option cancellation agreement.

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Q:	How Will Eureka Financial’s Restricted Stock be Treated in the Merger?

A:	Each outstanding unvested share of Eureka Financial restricted stock will become fully vested at the effective time of the merger and be converted into the right to receive merger consideration (less applicable tax withholding), payable as soon as reasonably practicable following the effective time of the merger.

Q:	Should I send in my stock certificates?

A:	No. Please do not send in your stock certificates at this time. You will receive separate written instructions for surrendering your shares of Eureka Financial common stock in exchange for the merger consideration promptly following the effective date of the merger. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send your Eureka Financial stock certificates with your proxy card.

Q:	What do I do if I lost my stock certificates?

A:	If you have lost your stock certificates, the letter of transmittal will contain specific instructions.

Q:	What are the tax consequences of the merger to me?

A:	You will generally recognize a gain (or loss) for federal income tax purposes on each share of Eureka Financial common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and $28.50 upon completion of the merger. You are strongly urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Am I entitled to appraisal rights?

A:	No appraisal rights are available under Maryland law or under our articles of incorporation to any stockholder who dissents from any proposal described in this proxy statement.

Q:	Does Eureka Financial’s board of directors recommend adoption of the merger proposal?

A:	Yes. Our board of directors unanimously recommends that our stockholders vote to adopt the merger proposal. At a meeting held on September 2, 2015, our board of directors reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger, and unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interests of, our stockholders. Our board of directors unanimously recommends that you vote “FOR” the merger agreement. Our board of directors also unanimously recommends that you vote “FOR” the Merger-Related Executive Compensation proposal and “FOR” the adjournment proposal.

Q:	How will Eureka Financial’s directors and executive officers vote on the merger proposal?

A:	Each of our directors and certain of our officers entered into voting agreements with NexTier, pursuant to which they agreed, solely in their capacity as stockholders of Eureka Financial, to vote all of their shares of our common stock in favor of the adoption of the merger proposal, among other things. As of the record date for the special meeting, these directors and officers beneficially owned, in the aggregate, 314,302 shares, or approximately 26.0%, of our outstanding common stock entitled to vote at the special meeting.

Q:	Why do Eureka Financial and NexTier want to merge?

A:	Eureka Financial believes that the proposed merger will be beneficial to Eureka Financial stockholders, and NexTier believes that the merger will further its strategic growth plans in its market area. As a larger company, NexTier can provide the capital and resources that Eureka Financial needs to compete more effectively in its market area. To review the reasons for the merger in more detail, see “Description of the Merger—Eureka Financial’s Reasons for the Merger; Recommendation of the Board of Directors.”

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Q:	What vote is required to approve the merger agreement?

A:	The holders of a majority of the outstanding shares of Eureka Financial common stock entitled to vote must vote in favor of the proposal to approve the merger agreement.

Q:	Why are Eureka Financial stockholders being asked to approve, on a non-binding advisory basis, the Merger-Related Executive Compensation?

A:	The federal securities laws require Eureka Financial to seek a nonbinding advisory vote with respect to certain payments that may be made to Eureka Financial’s named executive officers in connection with the merger.

Q:	What will happen if Eureka Financial stockholders do not approve the Merger-Related Executive Compensation at the special meeting?

A:	The vote with respect to the Merger-Related Executive Compensation is an advisory vote and will not be binding on Eureka Financial. Therefore, if the merger agreement is approved by Eureka Financial’s stockholders, the Merger-Related Executive Compensation may still be paid to the Eureka Financial named executive officers if and to the extent required or allowed under applicable law even if Eureka Financial stockholders do not approve the Merger-Related Executive Compensation.

Q:	Will the Merger-Related Executive Compensation be paid if the merger is not consummated?

A:	No.

Q:	If I plan to attend the Eureka Financial special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the Eureka Financial special meeting, you should complete and return the enclosed proxy card. The failure of a Eureka Financial stockholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:	What do I need to do now to vote my shares of Eureka Financial common stock?

A:	After you have carefully read and considered the information contained in this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. Alternatively, you may vote via telephone or the Internet. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card or vote via telephone or the Internet and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement. If you sign, date and return your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement and the proposal regarding Merger-Related Executive Compensation. You may change your vote or revoke your proxy before the special meeting by filing with the Corporate Secretary of Eureka Financial a duly executed revocation of proxy, submitting a new proxy card with a later date, voting again via telephone or the Internet or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

No. Your broker will not be able to vote your shares of Eureka Financial common stock on either the proposal to approve the merger agreement or the proposal to approve the Merger-Related Executive Compensation unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement or the Merger-Related Executive Compensation,

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your shares will not be voted, and this will have the effect of voting against the merger agreement, but will not affect the proposal regarding Merger-Related Executive Compensation or the proposal regarding adjournment. Please check the voting form used by your broker to see if your broker allows you to vote by telephone or via the Internet.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for the special meeting will be earlier than the effective time of the merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless other arrangements are made, retain your right to vote at the special meeting but will not be entitled to receive the per share merger consideration for such shares. You will be entitled to receive the per share merger consideration only if the merger is completed and only if you own shares of our common stock at the time the merger is completed.

Q:	When is the merger expected to be completed?

A:	In order to consummate the merger, the merger agreement must be approved by Eureka Financial’s stockholders and we must obtain the necessary regulatory approvals. Assuming holders of at least a majority of the outstanding shares of Eureka Financial common stock entitled to vote thereon vote in favor of the merger agreement and we obtain all necessary regulatory approvals, we expect to complete the merger in the first quarter of 2016; however, there can be no assurance that we will be able to do so.

Q:	Is completion of the merger subject to any conditions besides Eureka Financial stockholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “The Merger Agreement—Conditions to Completing the Merger.”

Q:	What happens if the merger is not consummated?

A:	If the merger proposal is not adopted by our stockholders or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the OTC Pink Sheets. In addition, if the merger is not consummated, we expect that management will operate our business in a manner similar to the manner in which it currently is being operated and that our stockholders will continue to be subject to the same risks and opportunities as they currently are.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger, or about how to submit your proxy, please contact our proxy solicitor, Laurel Hill Advisory Group, at .

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act). The sections of this proxy statement that contain forward-looking statements include, but are not limited to, “Summary Term Sheet,” “Questions And Answers About the Merger and the Special Meeting,” “Description of the Merger—Background of the Merger” and “Description of the Merger—Eureka Financial’s Reasons for the Merger and Recommendation of the Board of Directors.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward looking statements are found at various places throughout this proxy statement and relate to a variety of matters, including, but not limited to, effects on Eureka Financial if the merger is not completed, our expected financial position, future actions and financial performance, overall trends, liquidity and capital needs, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.

Such forward-looking statements are necessarily estimates reflecting the judgment of our management and are subject to numerous assumptions, risks and uncertainties, which change over time and could cause our actual results to differ materially from those suggested by the forward-looking statements.

These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including those set forth under the heading “Risk Factors” in our Current Reports on Form 8-K, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability to obtain regulatory approvals and other closing conditions to the merger, including approval by our stockholders, on the expected terms and schedule;

•	delays in closing the merger;

•	disruptions and uncertainty, including diversion of management attention, resulting from the merger, which may make it more difficult for us to maintain relationships with our customers, employees or suppliers, and may cause our business to suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement, which may have a negative effect on our flexibility and our business operations;

•	the possibility that alternative acquisition proposals will or will not be made;

•	the outcome of any legal proceedings that have been or may be instituted against us or NexTier and others related to the merger agreement;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates, capital markets and inflation;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

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•	changes in the competitive environment in which we operate; and

•	the impact, extent and timing of technological changes, capital management activities, and legislative and regulatory actions and reforms.

The forward-looking statements contained in this proxy statement speak only as of the date the statement is made, and we undertake no obligation to publicly update or revise forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. You are cautioned that our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions, which change over time. Actual results, developments and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed above and under the heading “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement and in our most recent filings on Forms 10-Q and 10-K. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur.

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SPECIAL MEETING OF EUREKA FINANCIAL STOCKHOLDERS

This proxy statement is being provided to holders of Eureka Financial common stock in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of Eureka Financial stockholders to be held on             , 2015, and at any adjournment or postponement of the special meeting.

Date, Place and Time of the Meeting

Eureka Financial’s board of directors is sending you this document for the purpose of requesting that you allow your shares of Eureka Financial common stock to be represented at the special meeting by the persons named in the enclosed proxy card. The special meeting will be held at                  at         :        .m., local time, on             , 2015.

Matters to be Considered

At the special meeting, Eureka Financial stockholders will vote on a proposal to approve the merger agreement and a proposal to approve the Merger-Related Executive Compensation. You also may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Who Can Vote at the Meeting

You are entitled to vote if the records of Eureka Financial showed that you held shares of Eureka Financial common stock as of the close of business on             , 2015. As of the close of business on that date, a total of 1,207,408 shares of Eureka Financial common stock were issued and outstanding. Each share of Eureka Financial common stock has one vote. If you are a beneficial owner of shares of Eureka Financial common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

We may conduct business at the special meeting only if a majority of the outstanding shares of Eureka Financial common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions, vote via telephone or the Internet or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Eureka Financial common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Eureka Financial common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

Approval of the Merger-Related Executive Compensation proposal is determined by a majority of the votes cast. Broker non-votes and abstentions from voting will have no effect on this matter.

The affirmative vote of the majority of votes cast by holders of Eureka Financial common stock is required to approve the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. Broker non-votes and abstentions from voting will have no effect on this matter.

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Shares Held by Eureka Financial’s Executive Officers and Directors

As of             , 2015, directors and executive officers of Eureka Financial beneficially owned 276,847 shares of Eureka Financial common stock, excluding shares that may be acquired upon the exercise of stock options. This equals 22.9% of the issued and outstanding shares of Eureka Financial common stock.

Voting Agreements

In connection with the execution of the merger agreement, the directors and certain officers of Eureka Financial, who collectively own 26.0% of Eureka Financial’s issued and outstanding common stock, have entered into voting agreements with NexTier pursuant to which such individuals, in their capacities as stockholders, have agreed, among other things, to vote their respective Eureka Financial common shares in favor of the approval of the merger agreement and the transactions contemplated thereby. The form of voting agreement is included in Annex A as an exhibit to the merger agreement.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Eureka Financial recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Eureka Financial stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank, or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, or if you vote by telephone or the Internet, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement, the Merger-Related Executive Compensation proposal and the adjournment proposal. If you are the record holder of your shares of Eureka Financial common stock and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the Merger-Related Executive Compensation and “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. Eureka Financial’s board of directors unanimously recommends a vote “FOR” approval of the merger agreement, “FOR” the Merger-Related Executive Compensation proposal and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with Eureka Financial’s Corporate Secretary a duly executed revocation of proxy;

•	submitting a new proxy with a later date;

•	voting again by telephone or the Internet; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Robert B. Kastan Corporate Secretary Eureka Financial Corp. 3455 Forbes Avenue Pittsburgh, Pennsylvania 15213

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If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. Eureka Financial does not know of any other matters to be presented at the meeting.

Participants in the Eureka Bank Employee Stock Ownership Plan

If you hold shares of Eureka Financial common stock in the ESOP, you will receive a voting instruction card that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the ESOP, the ESOP trustees vote all shares held by the ESOP, but each ESOP participant may direct the trustees how to vote the shares of common stock credited to his or her account. The ESOP trustees, subject to the exercise of their fiduciary duties, will vote all unallocated shares of Eureka Financial common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which they have received timely voting instructions. The deadline for returning your voting instructions to the ESOP’s trustees is             , 2015.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of Eureka Financial. Eureka Financial has paid the cost and expenses incurred in the production of this proxy statement. Proxies will be solicited through the mail. Additionally, officers and directors of Eureka Financial may solicit proxies personally or by telephone or other means of communication, without additional compensation. Eureka Financial has also engaged Laurel Hill Advisory Group, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $5,500, plus reimbursement of reasonable out-of-pocket expenses. Eureka Financial will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of Eureka Financial common stock.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

Background of the Merger

Since completing its conversion from the mutual holding company form of organization to the stock holding company form of organization in February 2011, the management and board of directors of Eureka Financial have regularly reviewed Eureka Financial’s strategic and financial prospects and have, from time to time, considered various opportunities for increasing long-term value for Eureka Financial’s stockholders. The board of directors has considered, among other things, the difficulty in profitably growing and operating a small community bank under current economic and competitive conditions, including the increased costs of technology and regulatory compliance. The board of directors and management regularly considered both internal growth strategies and strategic business combinations, including business combinations in which Eureka Financial would be the acquiring entity and resulting corporation, as a means of achieving economies of scale. In connection with its ongoing review of Eureka Financial’s strategic alternatives, the board of directors met with representatives of Sandler O’Neill on February 21, 2012 and December 17, 2012 to discuss the financial prospects of Eureka Financial as well as the current regulatory and transactional environment. In addition, the board of directors met with Eureka Financial’s legal advisors on April 12, 2012 and February 3, 2014, to discuss Eureka Financial’s future strategic alternatives and regulatory compliance requirements.

In early April 2015, the board of directors determined it was appropriate to review Eureka’s strategic options, including the possibility of a merger with another financial institution, and authorized Sandler O’Neill to conduct a comprehensive process designed to identify and solicit qualified potential acquirers of Eureka Financial and its wholly owned subsidiary, Eureka Bank. The decision to retain Sandler O’Neill was made by the board of directors after reviewing the qualifications of Sandler O’Neill, Sandler O’Neill’s expertise with respect to the banking industry as a whole and familiarity with the community banking industry, including Eureka Financial, and

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its reputation in numerous similar transactions, as well as Eureka Financial’s previous experience with Sandler O’Neill. On April 8, 2015, the board of directors met with Eureka Financial’s legal advisors to discuss the board’s fiduciary duties in the context of a change in control of Eureka Financial and to review the process for a potential business combination transaction.

On April 20, 2015, the board of directors met with Eureka Financial’s legal advisors and representatives of Sandler O’Neill to discuss Eureka’s strategic options, including potential partners for a business combination with Eureka Financial and the timing and logistics of a proposed business combination. Sandler O’Neill updated the board of directors on the merger market, including a list of potential acquirers for Eureka Financial. Representatives of Sandler O’Neill discussed with the board of directors the criteria used to develop the list of potential acquirers, which the board of directors found to be reasonable. Based on this discussion, representatives of Sandler O’Neill presented a list of 16 financial institutions, which were selected based on geography as well as their capacity to acquire Eureka Financial, to contact regarding a business combination with Eureka Financial. Also, at this meeting, Eureka Financial’s legal counsel provided a detailed presentation regarding the board of directors’ fiduciary duties and responsibilities in the context of a change in control or other business combination transaction.

At the instruction of the board of directors, beginning in May 2015, representatives of Sandler O’Neill contacted the 16 financial institutions identified as potential partners for a business combination with Eureka Financial. Of the 16 institutions contacted by Sandler O’Neill, nine executed nondisclosure agreements and received a confidential information memorandum regarding the potential acquisition of Eureka Financial. Five of those institutions expressed further interest and requested and received access to an on-line data room providing extensive information with respect to Eureka Financial. In consultation with the board of directors, representatives of Sandler O’Neill requested that interested institutions submit indication of interest letters regarding a proposed business combination with Eureka Financial by June 15, 2015. During this process of soliciting indication of interest letters from potentially interested parties, management and representatives of Sandler O’Neill regularly updated the board of directors for the purpose of monitoring and supervising the process.

On June 15, 2015, the board of directors discussed with Eureka Financial’s legal advisors and representatives of Sandler O’Neill to review and discuss a side-by-side comparative analysis of the five nonbinding preliminary indication of interest letters received on June 15, 2015 from NexTier and four other financial institutions (referred to in this proxy statement as Company A, Company B, Company C and Company D). The board of directors was informed that all of the other institutions that had received a confidential information memorandum had declined to submit a nonbinding indication of interest letter.

NexTier’s preliminary nonbinding indication of interest letter reflected an all-cash transaction valued at between $25.25 and $25.75 per share, with a specific price to be determined later based on completion of due diligence. Company A’s preliminary nonbinding indication of interest letter reflected consideration of $25.00 to $26.00 per share, consisting of 65% stock consideration and 35% cash consideration, with a specific price to be determined later based on completion of due diligence. Company B’s preliminary nonbinding indication of interest letter reflected an all-cash transaction valued at between $24.00 and $26.00 per share, with a specific price to be determined later based on completion of due diligence. Company C’s preliminary nonbinding indication of interest letter reflected consideration of $24.00, consisting of 60% stock consideration and 40% cash consideration. Company D’s preliminary nonbinding indication of interest letter reflected an all-cash transaction valued at $25.00 per share. Representatives of Sandler O’Neill then reviewed with the board of directors pro forma capital levels, key financial metrics and other information with respect to each of the potential acquirers.

Following its review and consideration of the five preliminary indication of interest letters, the board of directors determined that, because the proposals were so tightly grouped in terms of pricing, representatives of Sandler O’Neill should contact each of the five institutions to see if any of them could increase their offers to better differentiate them from the other potential acquirers. Immediately following the June 15, 2015 board meeting, representatives of Sandler O’Neill contacted each of the five institutions and instructed them, if they so chose, to submit updated indication of interest letters by June 25, 2015.

On June 25, 2015, the board of directors reviewed and discussed with Eureka Financial’s legal advisors and representatives of Sandler O’Neill a side-by-side comparative analysis of the five revised nonbinding preliminary indication of interest letters received on June 15, 2015 from NexTier and four other financial institutions. NexTier’s

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revised nonbinding indication of interest letter reflected an all-cash transaction valued at between $25.25 and $26.75 per share, with a specific price to be subsequently determined based on completion of due diligence. Company A’s revised nonbinding indication of interest letter reflected consideration of $26.00 to $27.00 per share, consisting of 65% stock consideration and 35% cash consideration, with a specific price to be determined later based on completion of due diligence. Company B’s revised nonbinding indication of interest letter reflected an all-cash transaction valued at between $25.00 and $26.50 per share, with a specific price to be determined later based on completion of due diligence. Company C’s revised nonbinding indication of interest letter reflected consideration of $25.00, consisting of 60% stock consideration and 40% cash consideration. Company D’s revised nonbinding indication of interest letter reflected an all-cash transaction valued at $26.00 per share. Representatives of Sandler O’Neill then reviewed with the board of directors pro forma capital levels, key financial metrics and other information with respect to each of the potential acquirers.

Following its detailed review of the five revised indication of interest letters and the analysis of each provided by representatives of Sandler O’Neill, the board of directors determined to continue discussions with NexTier, Company A and Company B and to permit each of the three institutions to conduct additional due diligence regarding Eureka Financial. The board of directors and management then discussed due diligence logistics and set July 27, 2015 as the deadline to receive final indication of interest letters from the three remaining potential acquirers. NexTier, Company A and Company B each conducted their additional due diligence review of Eureka Financial in July 2015.

On July 27, 2015, each of the three institutions submitted final indication of interest letters. NexTier provided a final nonbinding indication of interest letter that reflected an all-cash transaction valued at $28.45 per share, which was the highest price offered by the three potential acquirers. Company A’s final nonbinding indication of interest letter reflected consideration of $27.00 per share, consisting of 60% stock consideration and 40% cash consideration. Company B’s final nonbinding indication of interest letter reflected an all-cash transaction valued at $25.50 per share.

On July 28, 2015, the board of directors reviewed and discussed with Eureka Financial’s legal advisors and representatives of Sandler O’Neill a side-by-side comparative analysis of final indication of interest letters received on July 27, 2015. Representatives of Sandler O’Neill then reviewed with the board of directors pro forma capital levels, key financial metrics and other information with respect to each of the potential acquirers, as well as projections for Eureka Financial if it chose to remain independent. Following this review, and upon further discussion, the board of directors unanimously authorized Eureka Financial’s management to continue negotiations towards a business combination with NexTier. In reaching its determination, the board of directors considered the fact that representatives of Sandler O’Neill had actively solicited indications of interest from those institutions that potentially would be interested in and capable of acquiring Eureka Financial and the strength of NexTier’s final indication of interest letter.

From July 28, 2015 to August 20, 2015, Eureka Financial provided supplemental due diligence materials to NexTier. On August 18, 2015, Edward F. Seserko, the President and Chief Executive Officer of Eureka Financial, met with Richard J. Krauland, the President and Chief Executive Officer of NexTier, at NexTier’s offices in Kittanning, Pennsylvania. At that meeting, Mr. Seserko visited NexTier Bank’s consumer loan center and discussed with Mr. Krauland certain logistical matters regarding a potential business combination between Eureka Financial and NexTier. On August 20, 2015, Eureka Financial conducted its on-site reverse due diligence review of NexTier.

From August 10, 2015 to September 2, 2015, Eureka Financial and NexTier, along with their legal and financial advisors, negotiated the terms of the definitive merger agreement and ancillary documents and conducted further due diligence with respect to each other. In connection with the negotiation of the definitive merger agreement, NexTier agreed to increase its offered merger consideration from $28.45 per share to $28.50 per share to reflect a correction in the number of unvested shares of Eureka Financial restricted stock that were then outstanding.

On September 1, 2015, NexTier’s board of directors held a special meeting to consider the proposed transaction and the merger agreement. At that meeting, NexTier’s board of directors unanimously agreed to approve the merger agreement and instructed NexTier’s management to inform NexTier’s bank regulators of the proposed merger prior to NexTier’s execution of the definitive merger agreement.

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On September 2, 2015, the board of directors met to review presentations by Eureka Financial’s legal counsel, Kilpatrick Townsend & Stockton LLP (“Kilpatrick Townsend”) and Sandler O’Neill which included, among other matters, financial and corporate information on NexTier and Eureka Financial, each entity’s historical valuation and performance, and valuation methodologies and analyses of the consideration offered by NexTier. Kilpatrick Townsend again reviewed with the board of directors its fiduciary obligations, the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the merger agreement and all related documents, including the voting agreement that would have to be executed by the directors and certain executive officers of Eureka, copies of which were delivered to each director before the date of the meeting. Following the presentation, the board of directors engaged in discussions about the proposed transaction, the proposed merger agreement and other transaction documents and the effect of the transaction on Eureka Financial’s stockholders, as well as the customers and employees of Eureka Bank. Also at this meeting, representatives of Sandler O’Neill reviewed with the board of directors its financial analyses of the merger consideration and delivered to the board of directors Sandler O’Neill’s oral opinion, which was subsequently confirmed in writing on September 3, 2015, to the effect that, subject to the various assumptions and limitations described in its opinion, the merger consideration offered by NexTier was fair, from a financial point of view, to the common stockholders of Eureka Financial. Members of the board of directors asked questions of Eureka Financial’s legal advisors and representatives of Sandler O’Neill about the proposed transaction and their fiduciary duties to the stockholders of Eureka Financial. After further reviewing the consideration per share offered by NexTier, and after giving full and detailed consideration to the other factors described under “—Eureka Financial’s Reasons for the Merger,” the members of the board of directors of Eureka Financial unanimously voted to approve the merger agreement.

Eureka Financial and NexTier executed the merger agreement on September 3, 2015 and, after the financial markets closed on September 3, 2015, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

See “—Opinion of Eureka Financial’s Financial Advisor in Connection with the Merger” for a description of the fees Sandler O’Neill has received and will receive for its services to Eureka Financial in connection with the merger.

Eureka Financial’s Reasons for the Merger; Recommendation of the Board of Directors

In reaching the conclusion that the merger agreement is in the best interests of and advisable for Eureka Financial and its stockholders, and in approving the merger agreement, the board of directors of Eureka Financial consulted with senior management, its legal counsel and its financial advisor and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of Eureka Financial, its prospects for the future and projected financial results;

•	the consideration offered by NexTier, which represents: 147% of Eureka Financial’s tangible book value per share; 21.4x of Eureka Financial’s trailing twelve month earnings; a 13.0% core deposit premium; and a 25.3% premium over the one day prior Eureka Financial common stock trading price;

•	the understanding of Eureka Financial’s board of directors of the strategic options available to Eureka Financial and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by Eureka Financial of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan were more likely to create greater present value for Eureka Financial’s stockholders than the value to be paid by NexTier;

•	the challenges facing Eureka Financial’s management to grow Eureka Financial’s franchise and enhance stockholder value given current market conditions, increased operating costs resulting from regulatory initiatives and compliance mandates, interest rate pressure and competition;

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•	the historical stock market performance for Eureka Financial common stock;

•	the extensive efforts made to solicit interest from a broad range and large number of institutions considered to have the ability and potential interest in acquiring Eureka Financial and the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

•	the merger consideration offered by NexTier equaled or exceed the consideration that could reasonably be expected from other potential acquirers with the apparent ability to consummate the acquisition of Eureka Financial;

•	the ability of NexTier to execute a merger transaction from a financial and regulatory perspective;

•	the geographic fit and increased customer convenience of the expanded branch network of NexTier;

•	the wider array of financial products and services that would be available to customers of Eureka Financial and the communities served by Eureka Financial;

•	NexTier’ business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Eureka Financial’s due diligence review of NexTier, and information provided by NexTier’s financial advisor;

•	the terms of the merger agreement, including the representations and warranties of the parties, the covenants, the consideration, the circumstances under which Eureka Financial’s board of directors may consider a superior proposal, the benefits to Eureka Financial’s employees and the absence of burdensome contingencies in the merger agreement;

•	the financial analysis presented by Sandler O’Neill to the Eureka Financial board, and the opinion delivered to the Eureka Financial board by Sandler O’Neill to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration to be received by the holders of common stock of Eureka Financial in the merger is fair, from a financial point of view, to such stockholders;

•	the likelihood of expeditiously obtaining the necessary regulatory approval without unusual or burdensome conditions; and

•	the long-term and short-term interests of Eureka Financial and its stockholders, the interests of the employees, customers, creditors and suppliers of Eureka Financial, and community and societal considerations, including those of the communities in which Eureka Financial maintains offices.

The Eureka Financial board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Eureka Financial’s business and towards the completion of the merger;

•	the restrictions on the conduct of Eureka Financial’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Eureka Financial from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Eureka Financial absent the pending merger;

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•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Eureka Financial’s business, operations and workforce with those of NexTier;

•	the risks associated with NexTier raising additional capital prior to or shortly after the completion of the merger;

•	the merger-related costs, including the potential merger-related executive compensation costs;

•	the fact that the interests of certain of Eureka Financial’s directors and executive officers may be different from, or in addition to, the interests of Eureka Financial’s other stockholders as described under the heading “-Interests of Eureka Financial’s Directors and Executive Officers in the Merger”;

•	that, while Eureka Financial expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or the Eureka Financial stockholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that: (1) Eureka Financial would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; (2) Eureka Financial would be obligated to promptly inform NexTier if it receives an unsolicited offer and that NexTier would have an opportunity to match any such offer; and (3) Eureka Financial would be obligated to pay to NexTier a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Eureka Financial from pursuing such a transaction; and

•	the other risks described under the heading “Cautionary Note Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Eureka Financial board of directors is not intended to be exhaustive, but includes the material factors considered by the Eureka Financial board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Eureka Financial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Eureka Financial board of directors considered all these factors as a whole, including discussions with, and questioning of, Eureka Financial’s management and Eureka Financial’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Eureka Financial’s board of directors unanimously recommends that Eureka Financial’s stockholders vote “FOR” the adoption of the merger proposal, “FOR” the Merger-Related Executive Compensation proposal and “FOR” the adjournment proposal. Eureka Financial stockholders should be aware that Eureka Financial’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Eureka Financial stockholders. The Eureka Financial board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the stockholders of Eureka Financial. See “Interests of Certain Persons in the Merger that are Different from Yours.”

This summary of the reasoning of Eureka Financial’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements.”

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Opinion of Eureka Financial’s Financial Advisor in Connection with the Merger

By letter dated April 23, 2015, Eureka Financial retained Sandler O’Neill to act as financial advisor to Eureka Financial’s board of directors in connection with Eureka Financial’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 2, 2015 meeting at which Eureka Financial’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Eureka Financial’s board of directors its oral opinion, which was subsequently confirmed in writing on September 3, 2015, that, as of such date, the merger consideration was fair to the holders of Eureka Financial common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Eureka Financial common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Eureka Financial’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Eureka Financial common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Eureka Financial common stock as to how such holder of Eureka Financial common stock should vote with respect to the merger or any other matter. It does not address the underlying business decision of Eureka Financial to engage in the merger or any other aspect of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Eureka Financial or the effect of any other transaction in which Eureka Financial might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Eureka Financial’s officers, directors, or employees, or class of such persons, relative to the merger consideration to be received by Eureka Financial’s common stockholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Eureka Financial that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of NexTier that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Eureka Financial for the years ending December 31, 2015 through December 31, 2019, as reviewed with and confirmed by the senior management of Eureka Financial;

•	the pro forma financial impact of the Merger on NexTier’s capital ratios based on assumptions related to transaction expenses, as provided by Eureka Financial senior management, and purchase accounting adjustments, as discussed with the senior management of NexTier;

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•	a comparison of certain stock trading, financial and other information for Eureka Financial with similar publicly available information for certain other bank and thrift institutions, the securities of which are publicly traded;

•	the financial terms of certain other recent merger and acquisition transactions in the banking sector;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Eureka Financial the business, financial condition, results of operations and prospects of Eureka Financial and held similar discussions with the senior management of NexTier regarding the business, financial condition, results of operations and prospects of NexTier.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Eureka Financial and NexTier, or that was otherwise reviewed by it and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill further relied on the assurances of senior management of Eureka Financial and NexTier that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Eureka Financial or NexTier, nor has Sandler O’Neill reviewed any individual credit files of Eureka Financial or NexTier. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Eureka Financial or NexTier and assumed, with Eureka Financial’s consent, that the respective allowances for loan losses for both Eureka Financial and NexTier were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Eureka Financial, as reviewed with and confirmed by the senior management of Eureka Financial. Sandler O’Neill also received and used in its analyses certain assumptions related to transaction expenses, as provided by Eureka Financial senior management, and purchase accounting adjustments, as discussed with the senior management of NexTier. With respect to those projections, the senior management of Eureka Financial confirmed to Sandler O’Neill that they reflected the best currently available projections of the senior management of Eureka Financial and Sandler O’Neill assumed that such projections would be achieved. Sandler O’Neill expressed no opinion as to any such projections or the assumptions on which they are based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Eureka Financial or NexTier since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Eureka Financial and NexTier would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill also assumed, with Eureka Financial’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Eureka Financial, NexTier or the merger, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

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Sandler O’Neill’s analyses and the views expressed therein were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Eureka Financial’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Eureka Financial or NexTier and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Eureka Financial and NexTier and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Eureka Financial, NexTier and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Eureka Financial’s board of directors at its September 2, 2015, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Eureka Financial’s common stock or the prices at which Eureka Financial common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Eureka Financial’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Eureka Financial’s board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, upon the effective time of the merger, all shares of Eureka Financial common stock issued and outstanding immediately prior to the effective time, other than certain shares described in the merger agreement, will be converted into the right to receive $28.50 in cash. Sandler O’Neill calculated an aggregate implied transaction value of approximately $35.3 million. Based upon financial information for Eureka Financial as or for the twelve months ended June 30, 2015, Sandler O’Neill calculated the following implied transaction metrics:

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Transaction Price / Tangible Book Value Per Share:	147%
Transaction Price / LTM Earnings Per Share:	21.4	x
Core Deposit Premium¹, ²:	13.0%
One Day Market Premium³:	25.3%

1)	Based on aggregate transaction value
2)	Core deposits equal to total deposits less Jumbo CDs ($100,000 or greater); Jumbo CDs based on 2014 year end Jumbo CDs / Total Deposit Percentage
3)	Based on Eureka Financial stock price of $22.75 on August 31, 2015

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of Eureka Financial common stock for the three-year period ended August 31, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Eureka Financial common stock to movements in its peer group (as described on page             ) as well as certain stock indices.

Eureka Financial’s Three-Year Stock Performance

	Beginning Value August 31, 2012	Ending Value August 31, 2015
Eureka Financial	100%	149.2%
Eureka Financial Peer Group	100%	129.5%
NASDAQ Bank Index	100%	150.0%
S&P 500 Index	100%	140.2%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Eureka Financial with a group of financial institutions selected by Sandler O’Neill. The Eureka Financial peer group consisted of ten public banks and thrifts headquartered in Pennsylvania with assets between $100 million and $350 million with Non-Performing Assets / Assets less than 1.5%, excluding targets of announced transactions. The Eureka Financial peer group consisted of the following companies:

Clarion County Community Bank	Scottdale Bank & Trust Company

Fleetwood Bank Corporation	Turbotville National Bancorp, Inc.

JTNB Bancorp, Inc.	UNB Corporation

Mercersburg Financial Corporation	WVS Financial Corp.

Peoples Limited	York Traditions Bank

The analysis compared publicly available financial information for Eureka Financial with the corresponding data for the Eureka Financial peer group as of or for the twelve months ended June 30, 2015 (unless otherwise noted), with pricing data as of August 31, 2015. The table below sets forth the data for Eureka Financial and the median and mean data for the Eureka Financial peer group.

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Eureka Financial Comparable Company Analysis

Eureka Financial	Peer Group Median	Peer Group Mean
Total assets (in millions)	$155	$199	$219
Tangible common equity/Tangible assets¹	15.15%	10.06%	11.10%
LTM Return on average assets	1.01%	0.63%	0.67%
LTM Return on average equity¹	6.78%	6.33%	6.21%
LTM Net interest margin¹	4.02%	3.27%	3.14%
LTM Efficiency ratio¹	60.7%	78.0%	75.3%
Loan Loss Reserve / Gross Loans²	1.06%	1.06%	1.07%
Non-performing assets³/Total assets²	0.54%	0.73%	0.65%
Net Charge-Offs / Average Loans²	0.00%	0.01%	0.05%
Price/Tangible book value	117%	73%	78%
Price/LTM Earnings per share	17.1	x	12.1	x	13.7	x
Current Dividend Yield	1.8%	1.4%	1.6%
Market value (in millions)	$27	$16	$18

1)	Financial data for Peoples Limited available as of March 31, 2015
2)	Financial data for York Traditions Bank, WVS Financial Corp. and Peoples Limited available as of March 31, 2015
3)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

NOTE: Financial data for Turbotville National Bancorp, Inc. available as of March 31, 2015.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of recent merger and acquisition transactions consisting of a regional group as well as a highly capitalized group. The regional group consisted of bank and thrift transactions announced since January 1, 2013 with announced deal values involving targets headquartered in the Mid-Atlantic Region having assets between $75 million and $300 million and NPAs / Assets less than 3% (the “Regional Precedent Transactions”). The highly capitalized group consisted of nationwide bank and thrift transactions with announced deal values involving targets between $100 million and $200 million in assets and TE/TA ratios greater than 12% since January 1, 2014 (the “Highly Capitalized Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following fifteen transactions:

Buyer	Target

1st Constitution Bancorp

Andover Bancorp Inc.

Citizens Financial Services

ESSA Bancorp Inc.

ESSA Bancorp Inc.

GNB Financial Services Inc.

Haven Bancorp MHC

Juniata Valley Financial Corp.

Mid Penn Bancorp Inc.

OceanFirst Financial Corp.

Preferred Bank

Private investor - Jacob M. Safra

Riverview Financial Corp.

Salisbury Bancorp Inc.

Wilshire Bancorp Inc.

Rumson-Fair Haven BT&C

Community National Bank of Northwestern Pennsylvania

First National Bank of Frederick

Eagle National Bancorp Inc.

Franklin Security Bancorp Inc.

FNBM Financial Corp.

Hilltop Community Bancorp Inc.

FNBPA Bancorp Inc.

Phoenix Bancorp Inc.

Colonial American Bank

United International Bk

T Rowe Price SB

Citizens NB of Meyersdale

Riverside Bank

BankAsiana

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Using then latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Regional Precedent Transactions group.

	Eureka Financial/ NexTier		Median Regional Precedent Transactions
Transaction price/LTM earnings per share¹	21.4	x	26.6	x
Transaction price/Book value per share:	147%		115%
Transaction price/Tangible book value per share:	147%		115%
Core deposit premium²:	13.0%		2.6%

1)	Excludes the impact of the multiples for the following six selected transactions which were considered to be not meaningful because the multiples were greater than 50.0x or negative: ESSA Bancorp Inc. / Eagle National Bancorp Inc., Citizens Financial Services / First National Bank of Frederick, OceanFirst Financial Corp. / Colonial American Bank, Riverview Financial Corp. / Citizens NB of Meyersdale, GNB Financial Services Inc / FNBM Financial Corp. and Private investor - Jacob M. Safra / T Rowe Price SB.
2)	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

The Highly Capitalized Precedent Transactions group was composed of the following fourteen transactions:

Buyer	Target

American National Bankshares

Carolina Alliance Bank

Community & Southern Holdings Inc.

ESSA Bancorp Inc.

First Commonwealth Financial

FNB Bancorp

Hambac Inc.

Heartland Financial USA Inc.

Little London Bancorp Inc.

Mackinac Financial Corp

Southern National Bancorp of VA

Southern States Bancshares Inc.

State Bank Financial Corp.

SunPac LLC

MainStreet BankShares Inc.

PBSC Financial Corp.

Community Business Bank

Eagle National Bancorp Inc.

First Community Bank

America California Bank

Kentucky Home Bancshares Inc.

First Scottsdale Bank NA

5Star Bank

Peninsula Financial Corp.

Prince George’s FSB

Columbus Community Bank

Atlanta Bancorp. Inc.

Security First Bank

Using then latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Highly Capitalized Precedent Transactions group.

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	Eureka Financial/ NexTier		Median Highly Capitalized Precedent Transactions
Transaction price/LTM earnings per share¹	21.4	x	21.4	x
Transaction price/Book value per share:	147%		116%
Transaction price/Tangible book value per share:	147%		116%
Core deposit premium²:	13.0%		3.0%

1)	Excludes the impact of the multiples for the following three selected transactions which were considered to be not meaningful because the multiples were greater than 50.0x or negative: ESSA Bancorp Inc. / Eagle National Bancorp Inc., Heartland Financial USA Inc. / First Scottsdale Bank NA and Mackinac Financial Corp / Peninsula Financial Corp.
2)	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Eureka Financial common share assuming Eureka Financial performed in accordance with internal financial projections reviewed and confirmed by the senior management of Eureka Financial. To approximate the terminal value of Eureka Financial common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 9.0x to 17.0x and price to tangible book value multiples ranging from 65% to 125%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% when applied to 2019 earnings multiples and 10.0% to 16.0% when applied to multiples of December 31, 2019 tangible book value, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Eureka Financial common stock. As illustrated in the following tables, the analyses indicated an imputed range of values per share of Eureka Financial common stock of $9.18 to $18.53 when applying multiples of earnings and $9.80 to $21.76 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	11.0x	13.0x	15.0x	17.0x
11.0%	$10.57	$12.56	$14.55	$16.54	$18.53
12.0%	$10.20	$12.11	$14.03	$15.94	$17.86
13.0%	$9.84	$11.69	$13.53	$15.38	$17.22
14.0%	$9.50	$11.28	$13.06	$14.84	$16.61
15.0%	$9.18	$10.89	$12.61	$14.32	$16.03

Tangible Book Value Multiples

Discount Rate	65%	80%	95%	110%	125%
10.0%	$12.12	$14.53	$16.94	$19.35	$21.76
11.0%	$11.69	$14.01	$16.33	$18.65	$20.97
12.0%	$11.28	$13.51	$15.74	$17.98	$20.21
13.0%	$10.88	$13.03	$15.18	$17.33	$19.48
14.0%	$10.51	$12.58	$14.65	$16.72	$18.79
15.0%	$10.15	$12.14	$14.14	$16.14	$18.13
16.0%	$9.80	$11.73	$13.65	$15.58	$17.50

Sandler O’Neill also considered and discussed with the Eureka Financial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Eureka Financial’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Eureka Financial common stock, applying the price to 2019 earnings multiples range of 9.0x to 17.0x referred to above and a discount rate of 13.94%.

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Earnings Per Share Multiples

Annual Projection Variance	9.0x	11.0x	13.0x	15.0x	17.0x
-20.0%	$7.92	$9.35	$10.77	$12.20	$13.62
-10.0%	$8.72	$10.33	$11.93	$13.53	$15.13
0.0%	$9.52	$11.31	$13.09	$14.87	$16.65
10.0%	$10.33	$12.28	$14.24	$16.20	$18.16
20.0%	$11.13	$13.26	$15.40	$17.54	$19.68

Pro Forma Merger Analysis. Sandler O’Neill analyzed the estimated pro forma effects of the merger on NexTier’s capital ratios, based on the following assumptions (i) the merger closes in the first calendar quarter of 2016; (ii) aggregate consideration value of $35.3 million ($28.50 per share); (iii) 100% of the outstanding shares of Eureka Financial common stock are converted into cash consideration; (iv) pre-tax one-time transaction costs and expenses estimates of $2.193 million, 100% of which are recognized prior to closing, as provided by Eureka Financial’s senior management; and (v) purchase accounting adjustments including a gross credit mark of $1.6 million and an interest rate mark of $3.0 million, as discussed with NexTier’s senior management. The analyses indicated that as of March 31, 2016, the merger would maintain NexTier’s regulatory capital ratios in excess of the regulatory guidelines for “well-capitalized” status.

In connection with this analyses, Sandler O’Neill considered and discussed with the Eureka Financial board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as financial advisor to the board of directors of Eureka Financial in connection with the merger and will receive a transaction fee of approximately $530,000 in connection with the merger, contingent upon the closing of the merger. Sandler O’Neill also received a fee of $75,000 in connection with the delivery of its fairness opinion, which will be credited in full against the transaction fee that becomes due and payable upon the closing of the merger. Eureka Financial has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of the engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with the engagement. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, it may purchase securities from or sell securities to Eureka Financial, NexTier or their respective affiliates. Sandler O’Neill may also actively trade the securities of Eureka Financial for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Surrender of Stock Certificates

After the completion of the merger, the exchange agent will mail to Eureka Financial stockholders a letter of transmittal, together with instructions for the exchange of their Eureka Financial stock certificates for the merger consideration. After the completion of the merger, there will be no further transfers of Eureka Financial common stock. Eureka Financial stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

If your Eureka Financial stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates, that they were lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares. The letter of transmittal will include instructions on how to provide evidence of ownership and post bond.

Please do not send your Eureka Financial stock certificates at this time.

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Material United States Federal Income Tax Considerations

The following summary is a general discussion of the material U.S. federal income tax consequences to holders of our common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to Eureka Financial stockholders as described herein. No ruling from the Internal Revenue Service, or the IRS, has been or will be sought with respect to any aspect of the merger. This summary is for the general information of Eureka Financial stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options issued by Eureka Financial which are canceled or converted, as the case may be, in connection with the merger. Furthermore, this summary only applies to Eureka Financial stockholders that hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Eureka Financial stockholders in light of their particular circumstances, including Eureka Financial stockholders:

•	who are subject to special tax rules under the U.S. federal income tax, such as dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, mutual funds, regulated investment companies, real estate investment trusts, partnerships, financial institutions, insurance companies, tax-exempt entities, certain expatriates or former long-term residents of the United States, or persons that have a functional currency other than the U.S. dollar;

•	who hold their shares of common stock through a partnership or another pass-through entity;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares of common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	who hold their shares of common stock as part of a hedging, straddle, or other risk reduction strategy.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and on the activities of the partner and the partnership. We encourage partners of partnerships holding our common stock to consult their own tax advisors.

For purposes of this summary, a “U.S. Holder” is a Eureka Financial stockholder that is, for U.S. federal income tax purposes:

•	An individual citizen or resident of the United States;

•	A corporation, or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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•	A trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, under the applicable regulations.

Payments with Respect to Common Stock. The conversion of our common stock into the right to receive cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, this means that each U.S. Holder will recognize capital gain or loss, if any, equal to the difference between the amount of cash received by such U.S. Holder in the merger and the U.S. Holder’s adjusted tax basis in its shares of common stock (generally the purchase price paid by the U.S. Holder to acquire such shares of common stock). For this purpose, U.S. Holders who acquired different blocks of shares of common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of common stock surrendered in the merger. Any such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of common stock exceeds one year as of the date of the completion of the merger. For non-corporate U.S. Holders, short-term capital gains are taxable at the ordinary income tax rate of up to 39.6% and long-term capital gains generally are taxable at a reduced rate (either 20% for individuals in the 39.6% income tax bracket or up to 15% for other individuals). The deductibility of capital losses is subject to certain limitations. Certain U.S. Holders may be subject to an additional 3.8% tax on “net investment income,” which generally includes capital gains from the sale of stock.

Backup Withholding Tax. U.S. Holders may be subject to “backup withholding” at a rate of 28% with respect to the cash received in the merger for the U.S. Holder’s shares of common stock. Backup withholding will generally not apply, however, to a U.S. Holder who furnishes the disbursing agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). Each U.S. Holder should complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the disbursing agent. Backup withholding is not an additional tax and any amounts withheld from payments to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the U.S. Holder furnishes the required information to the IRS. U.S. Holders who fail to provide the correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to a penalty imposed by the IRS. If the exchange agent withholds on a payment to a U.S. Holder and the withholding results in an overpayment of taxes by that U.S. Holder, a refund may be obtained from the IRS, provided that the U.S. Holder furnishes the required information to the IRS.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE ENCOURAGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Regulatory Matters Relating to the Merger

We must receive regulatory approval or similar clearance from the Office of the Comptroller of the Currency and the Federal Reserve as a condition to closing the merger. NexTier has filed the required application with the Office of the Comptroller of the Currency and has been granted a waiver from the filing of an application with the Federal Reserve. In addition, NexTier has filed an application for an acquisition of a holding company with the Pennsylvania Department of Banking and Securities. As of the date of this document, NexTier has not received the required regulatory approvals, but does not know of any reason why it would not be able to obtain these approvals and waivers in a timely manner. NexTier cannot be certain when or if it will receive approvals from the Office of the Comptroller of the Currency.

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Immediately following the merger of Eureka Financial with and into NexTier, NexTier expects to merge Eureka Bank with and into NexTier Bank, with NexTier Bank as the resulting entity. The bank merger is subject to the approval by the Office of the Comptroller of the Currency under the Bank Merger Act. In granting its approval under the Bank Merger Act, the Office of the Comptroller of the Currency must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. NexTier submitted the requisite applications for the bank merger with the Office of the Comptroller of the Currency on October 9, 2015.

In addition, a period of 15 to 30 days must expire following approval by the Office of the Comptroller of the Currency before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While NexTier and Eureka Financial believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger—Conditions to Completing the Merger” and “—Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completing the Merger.”

No Rights of Appraisal

No appraisal rights are available under Maryland law or under our articles of incorporation to any stockholder who dissents from any proposal described in this proxy statement.

Litigation Relating to the Merger

On October 20, 2015, a purported shareholder of Eureka Financial filed a putative class action lawsuit in the Circuit Court for Baltimore City captioned Fruma Rubin vs. Eureka Financial, its directors and NexTier. The complaint alleges that the directors of Eureka Financial breached their fiduciary duties by agreeing to the proposed merger with NexTier for inadequate consideration and agreeing to unreasonable deal protection devices. The complaint further alleges that Eureka Financial and NexTier aided and abetted the alleged breach of fiduciary of duties by the directors of Eureka Financial. The plaintiff seeks, among other things, the entry of an order (1) granting class certification, (2) declaring that the conduct of the defendants in approving the merger constituted a breach of their fiduciary duties, (3) enjoining the individual defendants from implementing any of the deal protection measures, and (4) awarding plaintiff and the class appropriate compensatory damages. At this early stage of the litigation, it is not possible to assess the probability of a material adverse outcome or reasonably estimate any potential financial impact of the lawsuits on Eureka Financial. The defendants believe the claims against them are without merit and intend to contest the matter vigorously.

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INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS

In considering the recommendation of the Eureka Financial board of directors with respect to the merger agreement, Eureka Financial stockholders should be aware that certain persons, including the directors and executive officers of Eureka Financial, have interests in the merger that are in addition to their interests as stockholders of Eureka Financial generally. The Eureka Financial board of directors was aware of these interests as well as others and considered them in adopting the merger agreement and the transactions contemplated thereby. As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon completion of the merger, including cash severance payments. The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Eureka Financial common stock.

Cash Payment for Outstanding Options. Under the terms of the merger agreement, all Eureka Financial stock options that are outstanding and unexercised at the time of the merger, whether or not vested, will be converted into the right to receive a cash amount equal to the product of (i) the number of shares of Eureka Financial common stock subject to such option at the closing and (ii) an amount equal to the excess, if any, of $28.50 over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. As of the record date, the directors and executive officers of Eureka Financial and Eureka Bank as a group held options to purchase an aggregate of 49,635 shares of Eureka Financial common stock, including options to purchase 19,848 shares which have not yet vested. If none of such options are exercised prior to completion of the merger, the directors and executive officers of Eureka Financial and Eureka Bank as a group will receive an aggregate of approximately $658,160 upon conversion of their stock options. See “–Merger-Related Executive Compensation for Eureka Financial’s Named Executive Officers” for the amounts payable to the named executive officers.

Acceleration of Vesting of Restricted Stock Awards. Under the terms of the merger agreement, each outstanding share of Eureka Financial restricted stock will vest in full as of the effective time of the merger and will be entitled to receive the merger consideration. As of the record date, the directors and executive officers of Eureka Financial and Eureka Bank as a group held unvested restricted stock awards representing an aggregate of 7,949 shares of Eureka Financial common stock. See “–Merger-Related Executive Compensation for Eureka Financial’s Named Executive Officers” for the amounts payable to the named executive officers.

Employment Agreements with Eureka Financial and Eureka Bank. Eureka Financial and Eureka Bank maintain employment agreements with Edward F. Seserko and Gary B. Pepper. Under the agreements, the current base salaries for Messrs. Seserko and Pepper are $155,000 and $114,000, respectively. On an annual basis, the board of directors of Eureka Financial and Eureka Bank considers whether to renew the employment agreements for an additional year. Under the agreements, if either executive’s employment is terminated for “just cause,” as that term is defined in the agreements, the executive will not receive any compensation for any period after his termination date. If either executive’s employment is terminated without just cause, Eureka Financial and Eureka Bank will continue to pay the executive the salary he would have earned for the greater of: (1) the then remaining term of the employment agreement, or (2) 12 months. If Eureka Financial, or its successor, terminates an executive’s employment during the term of his employment agreement following a change in control or within a period of 24 months following a change in control, the executive will receive a severance benefit equal to 2.99 times the executive’s average taxable income for the five taxable years preceding the change in control. The executive will receive the benefit in 36 equal, monthly installments. The executive will also be entitled to receive this benefit if he voluntarily terminates his employment during the term of his employment agreement following a change in control or within 12 months following the change in control if: (1) he must relocate his residence or employment location by more than 35 miles, (2) he must report to someone other than Eureka Financial’s board of directors, (3) Eureka Financial fails to maintain his base salary or benefits, (4) Eureka Financial assigns him duties or responsibilities other than those normally associated with his position, (5) his responsibilities or authority are diminished or reduced or (6) in the case of Mr. Seserko, he is not re-elected to Eureka Financial’s board of directors. The employment agreements provide that in no event shall the aggregate payments or benefits to be provided to the executives under the agreements constitute an “excess parachute payment” within the meaning of Section 280G of the Code and to avoid such a result the benefit or payment will be reduced to one dollar less than the amount equal to three times the executive’s “base amount” as determined in accordance with Section 280G of the Code.

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Share Ownership. On the record date for the special meeting, Eureka Financial’s directors and executive officers beneficially owned, in the aggregate, 276,847 shares of Eureka Financial’s common stock (including restricted stock, but excluding shares that may be acquired upon the exercise of stock options), representing approximately 22.9% of the outstanding shares of Eureka Financial common stock.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the merger, NexTier has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the merger, an officer or director of Eureka Financial and its subsidiaries against all losses, costs, damages or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Eureka Financial currently provides for indemnification of its officers and directors. In addition, NexTier has agreed to provide directors’ and offices’ liability insurance coverage for a period of six years following the effective time of the merger to the officers and directors of Eureka Financial immediately before the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Eureka Financial or under a policy with comparable or better coverage, except that, the aggregate premium for such tail coverage cannot exceed 150% of the annual premium currently paid by Eureka Financial for such insurance.

Addition of NexTier Bank Director. The merger agreement provides that, at the effective time of the merger, NexTier shall appoint Edward F. Seserko as a member of the board of directors of NexTier Bank.

Consulting Agreement with Edward F. Seserko. The merger agreement provides that, following the closing of the merger, NexTier Bank will enter into a mutually acceptable three-month consulting agreement with Edward F. Seserko. The terms and conditions of the consulting agreement will be negotiated by NexTier Bank and Mr. Seserko prior to the effective time of the merger, but in any case shall provide for maximum monthly payments of $4,000 by NexTier Bank to Mr. Seserko.

Merger-Related Executive Compensation for Eureka Financial’s Named Executive Officers

The following table and related footnotes provide information about the Merger-Related Executive Compensation to be paid to Eureka Financial’s named executive officers. The Merger-Related Executive Compensation shown in the table and described in the footnotes below is subject to an advisory (non-binding) vote of Eureka Financial stockholders as more fully described in the section of this document captioned “Advisory Vote on Merger-Related Executive Compensation.”

The table below sets forth the aggregate dollar value of the various elements of Merger-Related Executive Compensation that each named executive officer of Eureka Financial would receive that is based on or otherwise relates to the merger, assuming the following:

•	the estimated effective time of the merger is January 2016;

•	the employment of Messrs. Seserko and Pepper is terminated by NexTier without cause at the effective time of the merger; and

•	as required by Securities and Exchange Commission rules, all amounts below have been calculated based on a per share price of Eureka Financial common stock of $28.50.

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As a result of the foregoing assumptions, the actual amounts received by a named executive officer may materially differ from the amounts set forth below.

Executive	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Edward F. Seserko	$563,267	$87,067	$12,000	$662,334
Gary B. Pepper	397,595	52,269	—	449,864

(1)	The amounts in this column represent the cash severance payments under the employment agreements with Messrs. Seserko and Pepper upon qualifying terminations of employment (as described above). The amounts in this column reflect any reductions in benefits to avoid any penalty tax under Section 280G of the Internal Revenue Code.
(2)	The amounts in this column represent the aggregate value of: (i) the Eureka Financial restricted stock awards for which vesting would be accelerated as of the effective time of the merger; and (ii) cash payment in connection with the cancellation of the Eureka Financial stock options, based on a per share value of $28.50, less the applicable per share exercise price. Such vesting and payment is triggered upon the consummation of the merger and is not conditioned upon termination of the named executive officer’s employment.
(3)	Represents the total value of Mr. Seserko’s Consulting Agreement with NexTier, which will commence immediately following the effective time of the merger.

THE MERGER AGREEMENT

The following discussion of the merger agreement is only a summary of its material terms and may not include all of the information that is important to you. You are urged to read the merger agreement, a copy of which has been included as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement, and such summaries are qualified in their entirety by reference to the complete text of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms and provisions. The merger agreement contains, among other things, representations, warranties and covenants of Eureka Financial and NexTier, which are solely for the benefit of the parties to the merger agreement. These representations, warranties and covenants may be subject to important limitations and qualifications agreed to by the contracting parties, including being qualified by confidential disclosures exchanged between the parties, and qualifications with respect to materiality and knowledge. Furthermore, these representations and warranties in the merger agreement were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders and are qualified in some cases by confidential disclosures which are not reflected in the merger agreement. Factual disclosures about Eureka Financial or its affiliate contained in this proxy statement or in Eureka Financial’s public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about Eureka Financial or its affiliate contained in the merger agreement.

General

The merger agreement provides that Eureka Financial will merge with and into NexTier, with NexTier being the surviving corporation. As contemplated by the merger agreement, NexTier Bank and Eureka Bank have entered into a bank merger agreement pursuant to which, immediately after the effective time of the merger, Eureka Bank will merge with and into NexTier Bank, with NexTier Bank being the surviving bank.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the third business day following the satisfaction or, if permitted by applicable law, waiver of the closing conditions set forth in the merger agreement or at such other time as Eureka Financial and NexTier may mutually agree. However, the merger agreement provides that in no event will the

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closing of the merger occur prior to January 4, 2016. See “—Conditions to Completing the Merger.” On the closing date, NexTier will file a Certificate of Merger with the Secretary of State of Delaware and articles of merger with the Maryland Department of Assessments and Taxation merging Eureka Financial into NexTier. The merger will become effective at the time stated in the articles of merger.

NexTier and Eureka Financial are working diligently to complete the merger as quickly as possible. It is currently expected that the merger will be completed early in the first quarter of 2016. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Consideration to be Received in the Merger

The merger agreement provides that Eureka Financial stockholders will have the right to receive, with respect to each of their shares of Eureka Financial common stock, a cash payment in an amount equal to $28.50 per share.

The aggregate merger consideration is valued at approximately $35 million, based on the $28.50 per share merger consideration.

Treatment of Stock Options, Restricted Stock and Eureka Bank Employee Stock Ownership Plan

Under the terms of the merger agreement, all outstanding Eureka Financial stock options, whether or not vested, will be converted into the right to receive a cash payment equal to the product of (1) the number of shares of Eureka Financial common stock subject to the stock option, multiplied by (2) the amount by which $28.50 exceeds the exercise price of such stock option, less any required tax withholding. If the exercise price per share of any stock option is equal to or greater than the per share merger consideration, such stock option will be canceled and the holder will not be entitled to any cash payment in respect thereof.

Each outstanding unvested share of restricted common stock, or restricted stock, will become fully vested at the effective time of the merger and automatically, without any required action on the part of the holder thereof, converted into the right to receive the per share merger consideration of $28.50 per share.

Upon consummation of the merger, the ESOP will terminate and the ESOP trustees will repay in full any outstanding exempt loans by applying the merger consideration received for any unallocated shares of Eureka Financial common stock acquired with the proceeds of the exempt loans to the repayment of such loans. After repayment of exempt loans, all remaining shares of Eureka Financial common stock held in the ESOP loan suspense account and other assets held in the ESOP will be allocated pursuant to the terms of the ESOP. As of the effective time of the merger, all allocated shares of Eureka Financial common stock held by the ESOP will be converted into the merger consideration.

Conditions to Completing the Merger

NexTier’s and Eureka Financial’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by Eureka Financial stockholders;

•	receipt of all approvals, authorizations and consents of all governmental authorities required to consummate the transactions contemplated by the merger agreement and the bank merger agreement and expiration of all waiting periods relating to such approvals, authorizations or consents; and no such approval, authorization or consent shall be conditioned or restricted in a manner which, in the good faith judgment of NexTier’s or Eureka Financial’s board of directors, would so materially and adversely affect the economic or business benefits of the merger that, had such condition or requirement been known, either party would not, in its reasonable judgment, have entered into the merger agreement;

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•	neither party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by the merger agreement or the bank merger agreement.

In addition, NexTier’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of Eureka Financial contained in the merger agreement (without giving effect to any qualification by reference to “material” or “material adverse effect” or to the “knowledge” of any person) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Eureka. as of the date of the merger agreement and as of the effective time of the merger (except that the representations and warranties with respect to certain matters pertaining to organization, capitalization, authority and brokers shall be true and correct in all respects other than for de minimis inaccuracies in respect of the capitalization representation and warranty) , and NexTier shall have received a written certificate from Eureka Financial’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	Eureka Financial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Eureka Financial and Eureka Financial’s subsidiaries at or before the effective time of the merger, and NexTier shall have received a written certificate from Eureka Financial’s Chief Executive Officer and its Chief Financial Officer to that effect; and

•	Eureka Financial and Eureka Financial’s subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger and the bank merger by Eureka Financial, the failure to obtain which would have a material adverse effect on Eureka Financial and Eureka Financial’s subsidiaries, taken as a whole, and NexTier shall have received a written certificate from Eureka Financial’s Chief Executive Officer and its Chief Financial Officer to that effect.

In addition, Eureka Financial’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of NexTier contained in the merger agreement without giving effect to any qualification by reference to “material” or “material adverse effect” or to the “knowledge” of any person) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse on NexTier as of date of the merger agreement and as of the effective time of the merger (except that the representations and warranties with respect to certain matters pertaining to organization, authority and legal compliance shall be true and correct in all respects), and Eureka Financial shall have received a written certificate from NexTier’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	NexTier shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of NexTier at or before the effective time of the merger, and Eureka Financial shall have received a written certificate from NexTier’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	NexTier shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger and the bank merger by NexTier, the failure to obtain which would have a material adverse effect on NexTier and its subsidiaries, taken as a whole, and Eureka Financial shall have received a written certificate from NexTier’s Chief Executive Officer and its Chief Financial Officer to that effect; and

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•	NexTier shall have delivered the merger consideration to the exchange agent on or before the closing date and the exchange agent shall have provided Eureka Financial with a certificate evidencing such delivery.

Conduct of Business Before the Merger

Eureka Financial has agreed that, until completion of the merger and unless permitted by NexTier, neither it nor its subsidiaries will:

•	conduct its business other than in the usual, regular, and ordinary course;

•	fail to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	make any loan subject to Regulation O of the Federal Reserve or in excess of $500,000;

•	take any action that would (i) reasonably be expected to adversely affect its ability to obtain any consents required to complete the merger or (ii) materially adversely affect the ability of Eureka Financial or NexTier to perform its covenants or agreements under the merger agreement;

•	other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance that is not permitted by the merger agreement;

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

•	other than a one-time payment of a regular quarterly dividend consistent with past practice for the quarter ended September 30, 2015 (but in no event in excess of $0.10 per share) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; provided, however, if the closing of the merger occurs after January 15, 2016, Eureka Financial may pay its regular quarterly dividend consistent with past practice for the quarter ending December 31, 2015 (but in no event in excess of $0.10 per share);

•	grant any individual, corporation or other entity any right to acquire any shares of Eureka Financial capital stock;

•	issue any additional shares of capital stock (other than the issuance of Eureka Financial common stock upon exercise of outstanding Eureka Financial stock options), including without limitation any shares of Eureka Financial preferred stock;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, person or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any person, except in the ordinary course of business consistent with past practice or pursuant to certain contracts or agreements in force at the date of the merger agreement;

•	enter into any new deposit arrangement providing interest in excess of 75 basis points per annum;

•	sell, transfer or otherwise dispose of any properties or assets held by Eureka Financial or any of its subsidiaries as collateral for a loan upon a foreclosure or other collateral enforcement action for an amount less than 90% of the appraised value of such property (or, in the case of real property, 80% of the appraised value);

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•	except for transactions in the ordinary course of business or pursuant to certain contracts or agreements in force at the date of or permitted by the merger agreement, create a new subsidiary or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than an existing subsidiary thereof;

•	except for transactions in the ordinary course of business, terminate, or waive any material provision of certain contracts, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of certain contracts and leases without material adverse changes of terms;

•	enter into an agreement, contract, commitment or understanding which would obligate or commit it to make expenditures over any period of time of more than $10,000 (other than contracts, agreements, commitments or understandings occurring in the ordinary course of lending business);

•	make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

•	increase in any manner the compensation or fringe benefits of any of its employees other than in the ordinary course of business consistent with past practice and current accruals and pursuant to policies currently in effect, provided that no such increase shall exceed 3% of an individual’s current annual compensation;

•	amend any benefit plan (other than as required by applicable law), enter into any new pension or welfare plan or employment agreement, or pay any bonus, pension, retirement, profit-sharing or welfare benefit plan or agreement to any such employees or directors, other than bonuses accrued during the 2014 to 2015 fiscal year in the ordinary course of business or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	except in the ordinary course of business, hire or terminate any employee;

•	settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

•	amend its charter or articles of incorporation or its bylaws, except as contemplated by the merger agreement;

•	other than in prior consultation with NexTier, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreements or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interests;

•	sell any participation interest in any loan unless NexTier has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

•	take any action that is intended to or would reasonably be expected to result in: (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger; (ii) any of the conditions to the merger set forth in Article VIII of the merger agreement not being satisfied; or (iii) a material violation of any provision of the merger agreement; except, in each case, as may be required by applicable law;

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•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

•	enter into any new line of business or change in any material respects its lending, investment, underwriting, risk and asset liability management or other banking or operating policies, as applicable, except as required by applicable law or any regulation or policies imposed by any governmental authority;

•	except with respect to certain previously agreed upon contributions, make or agree to make any charitable contribution of $1,000 or more, whether in a single contribution or a series of contributions to the same donee;

•	fail to make in a timely manner any required filings with the U.S. Securities and Exchange Commission; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the prohibited actions listed above.

Covenants and Agreements

Non-solicitation Provision

Eureka Financial, its subsidiaries, and their respective officers, directors, employees, representatives, agents and affiliates may not, directly or indirectly:

•	initiate, solicit, induce or encourage (including by way of furnishing information), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to a third party acquisition proposal;

•	respond to any inquiry relating to an acquisition proposal;

•	recommend or endorse an acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access to, any third party any information or data with respect to Eureka Financial or any of its subsidiaries or otherwise relating to an acquisition proposal;

•	release any third party from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Eureka Financial or any of its subsidiaries is a party; or

•	enter into any agreement, agreement in principle, letter of intent or similar instrument with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an acquisition proposal.

Notwithstanding these restrictions, prior to the approval of the merger by Eureka Financial’s stockholders, Eureka Financial may respond to an inquiry, furnish non-public information to a third party in response to unsolicited acquisition proposal and engage in negotiations and discussions with any person regarding an unsolicited acquisition proposal if (i) Eureka Financial’s board of directors determines in good faith (after consultation with outside legal counsel and its independent financial advisor) that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; (ii) Eureka Financial has not violated any of the non-solicitation restrictions set forth above; and (iii) Eureka Financial’s board of directors determines in good faith (after consultation with outside

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legal counsel and its independent financial advisor) that failure to take such action would result in a violation of its fiduciary duties. As used in the merger agreement, “superior proposal” means an unsolicited, bona fide written acquisition proposal that Eureka Financial’s board of directors determines in its good faith judgment, after consultation with and having considered the advice of Eureka Financial’s outside legal counsel and financial advisor: (i) would, if consummated, result in consideration that is more favorable to the stockholders of Eureka Financial than the merger consideration payable pursuant to the merger agreement (taking into account all legal, financial, regulatory and other aspects of the acquisition proposal), (ii) is not conditioned on obtaining financing, (iii) would, if consummated, result in the acquisition of more than 50% of the issued and outstanding shares of Eureka Financial common stock or all or substantially all of the assets and liabilities of Eureka Financial and Eureka Financial’s subsidiaries on a consolidated basis, and (iv) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Eureka Financial must notify NexTier within 24 hours of receiving any inquiries, proposals or offers and provide the name of the person and the material terms and conditions of any inquiries, proposals or offers. Eureka Financial must also receive from such person an executed confidentiality agreement in substantially similar to the confidentiality agreement entered into with NexTier. In addition, Eureka Financial must provide NexTier with the opportunity to present its own proposal to Eureka Financial’s board of directors in response to any superior acquisition proposal and must negotiate with NexTier in good faith with respect to any such proposal.

Stockholders Meeting

Eureka Financial must call a meeting of its stockholders as promptly as reasonably practicable for the purpose of approving the merger agreement and the transactions contemplated by the merger. In connection with the stockholder meeting, Eureka Financial’s board of directors must recommend that Eureka Financial’s stockholders vote in favor of the approval of the merger agreement. However, Eureka Financial’s board of directors may withdraw or modify its previous recommendation regarding the merger with NexTier if it determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law.

Representations and Warranties Made by NexTier and Eureka Financial in the Merger Agreement

NexTier and Eureka Financial have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects (except where qualified by reference to materiality or a material adverse effect, in which case they must be true in all respects) through the completion of the merger subject to certain materiality qualifications. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by Eureka Financial’s stockholders, as follows:

•	Mutual consent: by the mutual written agreement of the parties;

•	Breach of representations and warranties: by either party (provided that the terminating party is not then in material breach of the merger agreement) if there exists a breach of any of the representations or warranties on the part of the other party, which breach by its nature cannot be cured prior to the closing date of the merger or shall not have been cured within 30 days after written notice of such breach by the terminating party;

•	Failure to perform: by either party (provided that the terminating party is not then in material breach of the merger agreement) if the other party has failed to perform or comply with any of its covenants or agreements set forth in the merger agreement, which failure by its nature cannot be cured prior to the closing date of the merger or shall not have been cured within 30 days after written notice of such failure by the terminating party;

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•	Delay: by either party, if the closing of the merger has not occurred by June 30, 2016; provided however, no party may terminate the merger agreement if the failure of the closing to have occurred by that date was due to such party’s breach of the merger agreement;

•	Failure to obtain stockholder approval: by either party, if Eureka Financial’s stockholders fail to approve the merger agreement at the stockholders meeting;

•	Failure to obtain regulatory approval; injunction: by either party if any regulatory authority whose consent is required for consummation of the merger or bank merger issues a definitive written denial of such consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a regulatory authority;

•	Entry by Eureka Financial into an agreement with respect to a superior proposal: by NexTier, if Eureka Financial or any of its subsidiaries enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any superior proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a superior proposal;

•	Change in board recommendation: by NexTier if Eureka Financial’s board of directors withdraws, changes or modifies its recommendation to stockholders in any manner adverse to NexTier regarding the merger agreement; or

•	Acceptance of Superior Proposal: by Eureka Financial if Eureka Financial has received a superior acquisition proposal and the board of directors of Eureka Financial has made a determination to accept such superior proposal, or by Eureka Financial if, at any time prior to shareholder approval of the merger, Eureka Financial receives a superior acquisition proposal and (i) Eureka Financial has complied in all material respects with its obligations under the merger agreement with respect to the consideration of a third party acquisition proposal, (ii) Eureka Financial pays NexTier the termination fee required under the merger agreement and (iii) Eureka Financial’s board of directors concurrently approves and enters into a definitive agreement with respect to such superior proposal.

Termination Fee

The merger agreement requires the payment of a termination fee equal to $1,400,000 if the merger agreement is terminated in certain circumstances. Eureka Financial must pay the termination fee if the merger agreement is terminated under the following circumstances:

•	NexTier or Eureka Financial terminates the merger agreement because Eureka Financial stockholders fail to approve the merger and, within one year of the date of termination, Eureka Financial enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a third party acquisition proposal;

•	NexTier or Eureka Financial terminates the merger agreement because Eureka Financial has received and desires to enter into an agreement with respect to a superior acquisition proposal;

•	NexTier terminates the merger agreement because Eureka Financial’s board of directors withdraws, changes or modifies its recommendation to Eureka Financial’s stockholders to approve the merger agreement in any manner adverse to NexTier;

•	NexTier terminates the merger agreement because Eureka Financial enters into any agreement or similar instrument or resolves to do so with respect to a superior proposal.

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In addition, NexTier must reimburse Eureka’s expenses incurred in connection with the merger, up to $350,000, if Eureka terminates the merger agreement due to NexTier’s failure to obtain regulatory approval of the merger.

Expenses

NexTier and Eureka Financial will each pay its own expenses incurred in connection with the merger. However, NexTier must reimburse Eureka’s expenses incurred in connection with the merger, up to $350,000, if Eureka terminates the merger agreement due to NexTier’s failure to obtain regulatory approval of the merger.

Employee Matters

Employment Agreements. NexTier will honor the terms of all employment agreements and programs with any employee of Eureka Financial or Eureka Bank. Any person who is a party to an employment agreement but does not continue employment with NexTier will receive payment of their contracts in 36 equal monthly installments following the closing of the merger in exchange for payment under such contracts.

Tax-Qualified Retirement Plans. Upon consummation of the merger, the ESOP will terminate and the ESOP trustees will repay in full any outstanding exempt loans. The trustees will apply the merger consideration received for any unallocated shares of Eureka Financial common stock acquired with the proceeds of the exempt loans. After repayment of exempt loans, all remaining shares of Eureka Financial common stock held in the ESOP loan suspense account will be allocated pursuant to the terms of the ESOP.

Changing the Terms of the Merger Agreement

Before the completion of the merger, NexTier and Eureka Financial may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Eureka Financial stockholders, NexTier and Eureka Financial cannot make any amendment or modification that would reduce the amount or alter the kind of consideration to be received by Eureka Financial’s stockholders in connection with the merger.

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION

As required by the federal securities laws, Eureka Financial is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this document captioned “Description of the Merger—Merger-Related Executive Compensation for Eureka Financial’s Named Executive Officers” and the related table and narratives.

Your vote is requested. Eureka Financial believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this Proxy statement captioned “Description of the Merger—Merger-Related Executive Compensation for Eureka Financial’s Named Executive Officers,” is reasonable and demonstrates that Eureka Financial’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Eureka Financial’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Eureka Financial’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the merger agreement. However, the compensation will not be payable in the event the merger is not completed. Eureka Financial recommends that its stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to Eureka Financial’s named executive officers in connection with the completion of the Merger, as disclosed in the section captioned “Interests of Certain Persons in the Merger that are Different From Yours—Merger-Related Executive Compensation for Eureka Financial’s Named Executive Officers” and the related tables and narrative, is hereby approved.

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This vote is advisory and, therefore, it will not be binding on Eureka Financial, nor will it overrule any prior decision of Eureka Financial or require Eureka Financial’s board of directors (or any committee thereof) to take any action. However, Eureka Financial’s board of directors values the opinions of Eureka Financial’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this document, Eureka Financial’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Eureka Financial’s board of directors will consider the affirmative vote of the holders of a majority of the votes cast of Eureka Financial common stock entitled to vote on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to Eureka Financial’s named executive officers in connection with the completion of the merger. Eureka Financial’s board of directors unanimously recommends that stockholders vote “FOR” the approval of the above resolution.

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ADJOURNMENT OF SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Eureka Financial at the time of the special meeting to be voted for an adjournment, if deemed necessary, Eureka Financial has submitted the adjournment proposal to its stockholders as a separate matter for their consideration. We will vote properly submitted proxy cards “FOR” approval of the adjournment proposal, unless otherwise indicated on the proxy card. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the time and place to which the meeting is adjourned, unless the date of the adjourned meeting is more than 120 days after the record date for the original meeting, or if a new record date is fixed for the adjourned meeting, notice of the place, date and time of adjourned meeting shall be given to persons who are stockholders as of the new record date. Eureka Financial’s board of directors unanimously recommends that stockholders vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND INFORMATION

Currently, Eureka Financial common stock is quoted on the OTC Pink Sheets under the symbol “EKFC.” The following table lists the high and low prices per share for Eureka Financial common stock for the periods indicated. Eureka Financial did not declare any dividends during the periods presented.

	High		Low
Quarter Ended
December 31, 2015 (through , 2015)	$		$

September 30, 2015		27.50		21.08
June 30, 2015		26.00		21.50
March 31, 2015		22.00		19.50
December 31, 2014		21.75		18.50

September 30, 2014		27.48		21.08
June 30, 2014		19.75		18.00
March 31, 2014		18.40		17.50
December 31, 2013		22.00		17.25

On September 2, 2015, the last trading day before the announcement of the merger, the high and low sales prices per share were both $22.00. On                     , 2015, the most recent practicable trading day before the printing of this proxy statement, the high and low sales prices per share were $             and $            , respectively.

You should obtain current market quotations for Eureka Financial common stock because the market price of Eureka Financial common stock may fluctuate between the date of this document and the date on which the merger is completed. You can obtain these quotations from a newspaper, on the Internet or by calling your broker.

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STOCK OWNERSHIP

The following table provides information as of             , 2015 about the persons known to Eureka Financial to be the beneficial owners of more than 5% of Eureka Financial’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power or which he may acquire within 60 days.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (1)
Edward F. Seserko 3455 Forbes Avenue Pittsburgh, Pennsylvania 15213	92,683	(2)	7.6%
Gary B. Pepper 3455 Forbes Avenue Pittsburgh, Pennsylvania 15213	76,122	(2)	6.3

(1)	Based on 1,207,408 shares of Eureka Financial’s common stock outstanding and entitled to vote as of , 2015.
(2)	See the table on the following page for additional information regarding Messrs. Seserko’s and Pepper’s beneficial ownership of Eureka Financial common stock.

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The following table provides information about the shares of Eureka Financial common stock that may be considered to be owned by each director of Eureka Financial, by the executive officers and by all directors and executive officers of Eureka Financial as a group as of             , 2015. A person may be considered to own any shares of common stock over which he has, directly or indirectly, sole or shared voting or investment power or which he may acquire within 60 days. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Number of Shares Owned (1)		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Percent of Common Stock Outstanding (2)
Directors:
Mark B. Devlin	46,725		2,292	4.0%
Robert J. Malone	16,755		2,292	1.6
Paul M. Matvey	19,363		2,292	1.8
Dennis P. McManus	16,863		2,292	1.6
William F. Ryan	26,663		2,292	2.4
Edward F. Seserko	81,229	(3)	11,454	7.6
Executive Officers Who Are Not Directors:
Gary B. Pepper	69,249	(4)	6,873	6.3
All Directors and Executive Officers as a Group (7 persons)	276,847		29,787	24.8%

(1)	Includes shares of unvested restricted stock held under the Eureka Financial Corp. 2012 Equity Incentive Plan as follows: Messrs. Devlin, Malone, Matvey, McManus and Ryan—612 shares each; Mr. Seserko—3,055 shares; and Mr. Pepper—2,750 shares. Shares of restricted stock vest in five equal annual installments beginning on May 21, 2013, the first anniversary of the date of grant (subject to acceleration upon a change in control of Eureka Financial, such as the merger with NexTier).
(2)	Based on 1,207,408 shares of Eureka Financial’s common stock outstanding and entitled to vote as of , 2015.
(3)	Includes 19,078 shares held under the Eureka Bank Retirement Savings Plan and 4,418 shares held under the Eureka Bank Employee Stock Ownership Plan.
(4)	Includes 13,394 shares held under the Eureka Bank Retirement Savings Plan and 3,193 shares held under the Eureka Bank Employee Stock Ownership Plan.

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WHERE YOU CAN FIND MORE INFORMATION

Eureka Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Eureka Financial files with the SEC at its public reference room located at 100 F Street, NE, Room 1580, Washington DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Room 1580, Washington DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. The information contained the SEC’s website is expressly not incorporated by reference into this proxy statement.

All information concerning NexTier included in this document has been furnished by NexTier and all information concerning Eureka Financial and its subsidiaries included in this document has been furnished by Eureka Financial.

You should rely only on the information contained in this document when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated             , 2015. You should not assume that the information contained in this document is accurate as of any date other than such date, and the mailing of this document to stockholders of Eureka Financial shall not create any implication to the contrary.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

By And Between

NEXTIER, INC.

and

EUREKA FINANCIAL CORP.

Dated as of

September 3, 2015

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 3, 2015, is by and between NexTier, Inc., a Delaware corporation (“NexTier”), and Eureka Financial Corp., a Maryland corporation (“Eureka”).

Preamble

A. The respective Boards of Directors of NexTier and Eureka have each determined that this Agreement and the transactions contemplated hereby are advisable, and each have adopted and approved this Agreement and the transactions contemplated hereby and thereby, including the merger of Eureka with and into NexTier, all upon the terms and subject to the conditions set forth herein (the “Merger”).

B. At the effective time of the Merger, the outstanding shares of the capital stock of Eureka shall be converted into the right to receive cash.

C. The transaction described in this Agreement is subject to the approvals of the stockholders of Eureka and certain regulatory agencies, and the satisfaction of certain other conditions described in this Agreement.

D. In connection with the Merger, Eureka Bank (“Eureka Bank”), a wholly owned subsidiary of Eureka, will merge with and into NexTier Bank, National Association (“NexTier Bank”), a wholly owned subsidiary of NexTier (the “Bank Merger”).

E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to NexTier’s willingness to enter into this Agreement, the stockholders of Eureka listed on Annex A hereto (the “Principal Stockholders”) are entering into Voting and Support Agreements (collectively, the “Support Agreements”).

F. Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Eureka shall be merged with and into NexTier and the separate corporate existence of Eureka shall thereupon cease and NexTier shall be the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been adopted and approved by the respective Boards of Directors of NexTier and Eureka. The Merger shall have the effects specified in Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 3-114 of the Maryland General Corporation Law (the “MGCL”).

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the third business day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), or at such other time as the Parties, acting through their authorized officers, may mutually agree, but in no event prior to January 4, 2016. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3 Effective Time. Immediately after the Closing, the Certificate of Merger (the “Delaware Merger Certificate”) reflecting the Merger shall be filed with the Delaware Secretary of State and the Articles of Merger (the “Maryland Merger Certificate”) reflecting the Merger shall be filed with the Maryland Department of Assessments and Taxation. The Merger and other transactions contemplated by this Agreement shall become effective at 12:01 a.m. Eastern Time on the date that is the next business day after the Closing (the time the Merger becomes effective being the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1 Certificate of Incorporation. The Second Amended and Restated Certificate of Incorporation of NexTier in effect on the date of this Agreement shall be the certificate of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2 Bylaws. The Bylaws of NexTier in effect on the date of this Agreement shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be the directors of NexTier as of immediately prior to the Effective Time. Such individuals shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. At the Effective Time, the officers of the Surviving Corporation shall be the officers of NexTier as of immediately prior to the Effective Time. Such individuals shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

2.4 Absence of Control. It is the intent of the parties hereto that NexTier by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Eureka or Eureka Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of Eureka or Eureka Bank.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Effect on Eureka Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of Eureka Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $28.50 (the “Merger Consideration”).

(b) At the Effective Time, all shares of Eureka Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Eureka Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration.

(c) If, prior to the Effective Time, the outstanding shares of Eureka Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(d) Each share of Eureka Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Eureka Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist (the “Excluded Shares’’).

3.2 Exchange Procedures.

(a) Prior to the Effective Time, NexTier shall appoint an exchange agent reasonably acceptable to Eureka (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Eureka Common Stock (the “Book-Entry Shares”). On the Closing Date and prior to the Effective Time of the Merger, NexTier shall take all steps necessary to deliver to the Exchange Agent, for the benefit of the holders of shares of Eureka Common Stock, for exchange in accordance with this Section 3.2, an amount of cash sufficient to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Eureka Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. NexTier shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Eureka Common Stock for the Merger Consideration. Promptly after the Effective Time, NexTier shall cause the Exchange Agent to send to each record holder of shares of Eureka Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Eureka Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Eureka Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 3, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Eureka Common Stock formerly represented by such Certificate or Book-Entry Shares. At the Effective Time, the stock transfer books of Eureka shall be closed and no transfer of Eureka Common Stock by any holder of such shares shall thereafter be made or recognized. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Eureka Common Stock six (6) months after the Effective Time shall be returned to NexTier, upon demand, and any such holder who has not exchanged shares of Eureka Common Stock for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to NexTier for payment of the Merger Consideration. Notwithstanding the foregoing, NexTier shall not be liable to any holder of shares of Eureka Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Eureka Common Stock at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of NexTier or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

3.3 Effect on Eureka Stock Options and Eureka Restricted Stock.

(a) Each unexercised outstanding stock option granted to acquire shares of Eureka Common Stock (each a “Eureka Stock Option”) under the Eureka Financial Corp. 2012 Equity Incentive Plan (the “Eureka Equity Plan”) as of immediately prior to the Effective Time shall vest in full and be converted into the right to receive a cash payment (rounded to the nearest cent) from Eureka in an amount determined by multiplying (i) the positive difference, if any, between the per share Merger Consideration and the exercise price of such Eureka Stock Option for each share of Eureka Common Stock covered by such Eureka Stock Option by (ii) the number of shares of Eureka Common Stock subject to such Eureka Stock Option (the “Option Consideration”). The payment of the Option Consideration to a holder of a Eureka Stock Option shall be subject to such holder executing such instruments of cancellation as NexTier and Eureka may reasonably deem appropriate. The Option Consideration shall be treated as compensation to the holders of Eureka Stock Options and shall be payable net of any applicable federal and state income and employment withholding Taxes. If the exercise price of a Eureka Stock Option for a share of Eureka Common Stock equals or exceeds the per share Merger Consideration, then at the Effective Time such Eureka Stock Option shall be cancelled without any payment made in exchange therefor. Prior to the Effective Time, Eureka shall take all actions as necessary to give effect to the transactions contemplated by this Section 3.3(a).

(b) Each restricted stock award issued pursuant to the Eureka Equity Plan (each a “Eureka Restricted Share”) that is unvested and outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Eureka Common Stock that was formerly a Eureka Restricted Share shall be entitled to receive the Merger Consideration in accordance with Section 3.1(a). The cash payment received for the Merger Consideration by holders of Eureka Restricted Shares shall be treated as compensation to such holders and Eureka shall withhold any applicable federal and state income and employment withholding Taxes on the cash payments.

(c) Eureka shall deliver all required notices to each holder of Eureka Stock Options and Eureka Restricted Shares setting forth each holder’s rights pursuant to the Eureka Equity Plan and stating that such Eureka Stock Options and Eureka Restricted Shares shall be treated in the manner set forth in this Section 3.3.

(d) Eureka shall take all actions necessary to ensure that, as of the Effective Time, (i) the Eureka Equity Plan shall terminate and (ii) no holder of a Eureka Stock Option or a Eureka Restricted Share or any participant in the Eureka Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by Eureka shall have any rights to acquire, or other rights in respect of, the capital stock of Eureka, the Surviving Corporation, or any of their Subsidiaries, except as set forth in this Section 3.3.

3.4 Withholding Rights. NexTier, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Eureka Common Stock, Eureka Stock Options or otherwise pursuant to this Agreement such amounts as NexTier, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by NexTier, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.5 Effect on NexTier Common Stock. At and after the Effective Time, each share of NexTier Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.6 Bank Merger. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, NexTier Bank and Eureka Bank shall enter into a Plan of Bank Merger, pursuant to which the Bank Merger will be consummated. The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EUREKA

Eureka represents and warrants to NexTier that the statements contained in this Article 4 are correct and complete as of the date of this Agreement or, as to any representation or warranty which specifically relates to an earlier date, as of such earlier date, except as set forth in the Eureka SEC Documents filed prior to the date of this Agreement or as set forth in the disclosure schedule provided by Eureka and attached to this Agreement (the “Eureka Disclosure Schedule”). The Eureka Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4. The mere inclusion of an item in the Eureka Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Eureka that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Eureka Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

Except as set forth in the corresponding section or subsection of the Eureka Disclosure Schedule (it being agreed that disclosure of any information in a particular section or subsection of the Eureka Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Eureka represents and warrants to the NexTier as follows:

4.1 Organization.

(a) Eureka is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is a registered savings and loan holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Eureka Bank has been duly incorporated and is validly existing as a federal savings bank in good standing under the laws of the United States of America, the deposits of which are insured by the Deposit Insurance Fund of the FDIC to the fullest extent permitted by Law. Eureka has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and Assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Eureka. True and complete copies of the Governing Documents of Eureka as in effect on the date hereof have been made available to NexTier.

(b) Except for Eureka Bank, Eureka does not have any Subsidiaries. Eureka Bank (i) is duly incorporated, validly existing and in good standing under the laws of the United States and (ii) has the corporate power and authority to own or lease all of its properties and Assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and Assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Eureka. True and complete copies of the Governing Documents of Eureka Bank as in effect on the date hereof have been made available to NexTier.

(c) All of the outstanding equity or voting securities or other interests of Eureka Bank have been validly issued and are (i) fully paid and nonassessable, (ii) owned by Eureka, and (iii) owned, directly or indirectly, free and clear of any Lien.

(d) Eureka does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and, except for the Owned Real Property owns no real estate.

4.2 Capitalization.

(a) The authorized capital stock of Eureka consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, and 10,000,000 shares of Eureka Common Stock. As of the date hereof, there were (a) 1,207,408 shares of Eureka Common Stock outstanding and 137,842 shares held in the treasury and (b) no shares of Preferred Stock outstanding. All issued and outstanding shares of Eureka Common Stock have been duly authorized and validly issued, and are fully paid and no assessment has been made on such shares. The authorized but unissued shares of capital stock of Eureka are not subject to pre-emptive rights.

(b) Except for the Eureka Stock Options, Eureka does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the issuance of any shares of capital stock of Eureka or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and, except for the Support Agreements, there are no agreements or understandings with respect to voting of any such shares to which Eureka is a party. Section 4.2(b) of the Eureka Disclosure Schedule sets forth a true and complete list of all holders, as of the date hereof, of outstanding Eureka Stock Options, Eureka Restricted Shares or other rights to purchase or receive shares of Eureka Common Stock or similar rights granted under the Eureka Equity Plan or otherwise (collectively, “Eureka Stock Awards”), indicating as applicable, with respect to each Eureka Stock Award then outstanding, the type of award granted, the number of shares of Eureka Common Stock subject to such Eureka Stock Award, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Eureka Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Eureka Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Eureka Stock Option is no less than the fair market value of a share of Eureka Common Stock as determined on the date of grant of such Eureka Stock Option, and no Eureka Stock Option is subject to Section 409A of the Code. No Eureka Stock Awards that are outstanding have been granted other than pursuant to the Eureka Equity Plan. Eureka has made available to NexTier true and complete copies of the Eureka Equity Plan and the forms of all agreements evidencing outstanding Eureka Stock Awards.

4.3 Authority; No Violation.

(a) Eureka has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Eureka, subject to approval of the Merger by Eureka’s stockholders in accordance with this Agreement, the bylaws of Eureka and the MGCL. Except for the approvals described in this Section 4.3(a), no other corporate proceedings on the part of Eureka are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Eureka and (assuming due authorization and delivery by NexTier) constitutes a valid and binding obligation of Eureka, enforceable against Eureka in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and to general principals of equity.

(b) Neither the execution and delivery of this Agreement by Eureka, nor the consummation by Eureka and Eureka Bank of the transactions contemplated hereby, nor compliance by Eureka or Eureka Bank of any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Governing Documents of Eureka or Eureka Bank, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Eureka or Eureka Bank under any Contract or Permit of Eureka or Eureka Bank or (iii) subject to the receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Eureka or its Subsidiaries or any of their respective material Assets.

(c) As of the date hereof, Eureka is not aware of any reasons (financial, regulatory capitalization, regulatory compliance or otherwise) relating to Eureka why all consents and approvals shall not be received from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

4.4 Financial Statements.

(a) Eureka has filed with or furnished, as applicable, to the United States Securities and Exchange Commission (the “SEC”) on a timely basis, and has heretofore made available to NexTier, true and complete copies of all reports and proxy statements required to be filed or furnished by Eureka with the SEC since September 30, 2012 (together, the “Eureka SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), the Eureka SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, applicable to such Eureka SEC Documents, and none of the Eureka SEC Documents filed with the SEC as of their respective filing dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Eureka contained in the Eureka SEC Documents (the “Eureka Financial Statements”) (i) have been prepared in a manner consistent with the books and records of Eureka and its Subsidiaries, (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis for the periods indicated (except as may be indicated in the notes thereto or, in the case of interim statements, where information and footnotes contained in such financial statements are not required to be in conformance with GAAP), (iii) comply as to form in all material respects with applicable accounting requirements and the applicable rules and regulations of the SEC as then in effect with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Eureka and its consolidated Subsidiaries as of the dates thereof and their respective results of operations and cash flows for the periods then ended (except in each case as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since September 30, 2012, Eureka has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Eureka and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(c) Except as set forth on the audited consolidated balance sheet of Eureka dated as of September 30, 2014, neither Eureka nor its Subsidiaries has any material Liability that would be required to be reflected on the consolidated balance sheet or in notes thereto prepared in accordance with GAAP, other than Liabilities (i) incurred after September 30, 2014 in the ordinary course of business consistent with past practice or (ii) incurred pursuant to or provided for in this Agreement.

(d) Since October 1, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.4 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Eureka.

(e) Eureka has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Eureka’s financial reporting and the preparation of Eureka’s financial statements for external purposes in accordance with GAAP. Eureka has disclosed, based on its most recent evaluation of Eureka’s internal control over financial reporting prior to the date hereof, to Eureka’s auditors and audit committee of Eureka’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of Eureka’s internal control over financial reporting that are reasonably likely to adversely affect Eureka’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Eureka’s internal control over financial reporting.

(f) Eureka has established and maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Eureka in the reports it files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Eureka’s filings with the SEC and other public disclosure documents.

(g) Since October 1, 2014, (i) neither Eureka nor any of its Subsidiaries nor, to the Knowledge of Eureka, any director, officer, employee, auditor, accountant or representative of Eureka or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Eureka or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Eureka or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Eureka or any of its Subsidiaries, whether or not employed by Eureka or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Eureka or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Eureka or any committee thereof or, to the Knowledge of Eureka, to any director or officer of Eureka or any of its Subsidiaries.

(h) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Eureka SEC Documents. To the knowledge of Eureka, none of the Eureka SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(i) Neither Eureka nor Eureka Bank is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Eureka and Eureka Bank, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Eureka or Eureka Bank in Eureka’s or Eureka Bank’s published financial statements or other Eureka SEC Documents.

(j) None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, Proxy Statement and forms of proxy to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Eureka’s stockholders or at the time of the Eureka Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.5 Financial Advisor; Broker’s and Other Fees. Neither Eureka nor any of its directors or officers has employed any broker or finder or incurred any finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement other than Sandler O’Neill & Partners, L.P., financial advisor to Eureka (the “Eureka Financial Advisor”). Except for fees as are payable to the Eureka Financial Advisor in connection with the transactions contemplated by this Agreement, there are no fees payable to any brokers, finders or consultants in connection with the transactions contemplated by this Agreement or which would be triggered by consummation of the transactions contemplated by this Agreement.

4.6 Legal Proceedings. Neither Eureka nor Eureka Bank is (i) a party to any, and there are no pending or, to Eureka’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations against Eureka or Eureka Bank (including under or in respect of the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending Law or other Law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby, or (ii) a party to any Order, judgment or decree entered against Eureka or Eureka Bank in any lawsuit or proceeding.

4.7 Taxes and Tax Returns.

(a) Eureka and Eureka Bank have timely filed all Returns required to be filed by them in respect of any Taxes and all such Returns are accurate and complete and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to NexTier in writing). Eureka and Eureka Bank have established on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Eureka or Eureka Bank through such date, which reserves are adequate for such purposes. To Eureka’s Knowledge, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Eureka or Eureka Bank, nor has Eureka or Eureka Bank given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Neither Eureka nor Eureka Bank: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of Taxes; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Eureka or Eureka Bank (nor does Eureka have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include only Eureka and Eureka Bank) provided for under the laws of the United States, any foreign jurisdiction or any state or locality; (v) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301-6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (a “Reportable Transaction”); (vi) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by Eureka or any of its Subsidiaries of any “excess parachute payment” within the meaning of Section 280G of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; and/or (vii) has received any claim by a Governmental Authority in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Each of Eureka and Eureka Bank (i) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner provided by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable laws; and (ii) Eureka and Eureka Bank has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax Law.

(d) Eureka has made available to NexTier correct and complete copies of: (i) all material Returns filed within the past three years by Eureka and Eureka Bank; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past three years relating to Taxes due from or with respect to Eureka or Eureka Bank; and (iii) any closing letters or agreements entered into by Eureka or Eureka Bank with any Governmental Authorities within the past five years with respect to Taxes.

4.8 Employee Benefit Plans.

(a) Section 4.8(a) of the Eureka Disclosure Schedule lists each “employee pension benefit plan,” within the meaning of Section 3(2)(A) of ERISA, including each “multiple employer plan” within the meaning of Section 413(c) of the Code (the foregoing, the “Eureka Pension Plans”), “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA (the “Eureka Welfare Plans”), employee stock ownership plan, stock option plan, stock purchase plan, phantom equity, change in control, deferred compensation plan, retention, severance plan, salary continuation, incentive plan, bonus plan, employment agreement or other similar plan, contract, policy, program or arrangement, and any amendments thereto, which Eureka or Eureka Bank maintains or to which either of them contribute (each a “Benefit Plan”). Except for the Pentegra Defined Benefit Plan for Financial Institutions, neither Eureka nor any of its current or former Subsidiaries has contributed to any “multiple employer plan” and neither Eureka nor any of its current or former Subsidiaries has, since September 2, 1974, contributed to any “Multiemployer Plan,” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Eureka has made available to NexTier written documentation of the Benefit Plans, including complete and accurate copies of each of the following with respect to each of the Eureka Pension Plans and Eureka Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500, if any.

(c) The present value of all accrued benefits both vested and non-vested under each of the Eureka Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Eureka Pension Plan’s actuary, did not exceed the then current value of the Assets of such plans allocable to such accrued benefits. To Eureka’s Knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

(d) During the last six years, the Pension Benefit Guaranty Corporation (the “PBGC”) has not asserted any claim for Liability against Eureka or Eureka Bank which has not been paid in full.

(e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Eureka Pension Plan have been paid. All contributions required to be made to each Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as Liabilities of Eureka and Eureka Bank which have not been paid have been properly recorded on the books of Eureka and Eureka Bank.

(f) Each of the Benefit Plans has been established, administered and operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter from the IRS on a pre-approved form of such Benefit Plan. Neither Eureka nor Eureka Bank is aware of any fact or circumstance that would disqualify any such Benefit Plan and/or that could not be retroactively corrected (in accordance with the procedures of the IRS). Benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAS and/or GAAP. Neither Eureka nor Eureka Bank has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan.

(g) To Eureka’s Knowledge, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Eureka Welfare Plans or Eureka Pension Plans.

(h) No Eureka Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events,” within the meaning of Section 4043(b) of ERISA, with respect to any of the Eureka Pension Plans.

(i) No “accumulated funding deficiency,” within the meaning of Section 412 of the Code, has been incurred with respect to any of the Eureka Pension Plans.

(j) There are no pending, or, to Eureka’s Knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in or considering being a participant in an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(k) No Eureka Benefit Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by Law, or (ii) death benefits under any Eureka Pension Plan. In addition, no Eureka Welfare Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Eureka nor Eureka Bank has any Liability to provide post-termination or retiree benefits under any Eureka Welfare Plan or ever represented, promised, or contracted to any individuals that such individual would be provided with post-termination or retiree welfare benefits.

(l) Except with respect to customary health, life and disability benefits, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Eureka Financial Statements and established under GAAP, or otherwise noted on such financial statements.

(m) With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Eureka or Eureka Bank as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring prior to or at the Effective Time.

(n) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Eureka or Eureka Bank to severance pay, any increase in severance pay, unemployment compensation or any other payment; (ii) except for the termination of the Eureka Bank Employee Stock Ownership Plan and the Eureka Bank Retirement Savings Plan and except as disclosed on Section 4.2(b) of the Eureka Disclosure Schedule with respect to the Eureka Stock Awards, accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) limit or restrict the right of Eureka or Eureka Bank to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan or (v) result in payments under any Benefit Plans that would not be deductible under Section 162(m) of the Code.

(o) Section 4.8(o) of the Eureka Disclosure Schedule lists the deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of Eureka or Eureka Bank. An accurate and complete copy of the most recent actuarial or other calculation of the present value of such payments or benefits has been made available to NexTier.

(p) Section 4.8(p) of the Eureka Disclosure Schedule lists each life insurance policy maintained or paid for by Eureka or Eureka Bank with respect to any director, officer or employee (other than group term life policies on employees) and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To Eureka’s Knowledge, neither Eureka nor Eureka Bank nor any Eureka Pension Plan nor Eureka Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

(q) Neither Eureka nor Eureka Bank maintains any retirement plan for directors.

(r) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither Eureka nor Eureka Bank has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

4.9 Reports. Eureka and Eureka Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Government Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents complied in all material respects with all Laws, rules and regulations of the applicable Governmental Authority with which they were filed.

4.10 Compliance with Applicable Law.

(a) Eureka and Eureka Bank each holds all material licenses, franchises, Permits and authorizations necessary for the lawful conduct of its respective business, and has complied in all material respects with and is not in Default in any material respect under any applicable Law of any federal, state or local Governmental Authority or Regulatory Authority relating to it (including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending Law or other Law relating to discriminatory banking practices). Neither Eureka nor Eureka Bank has received notice of violation of, nor do any of them know of any material violations of, any of the above. Neither Eureka nor Eureka Bank has consented to or entered into a currently effective Regulatory Agreement.

(b) To Eureka’s Knowledge, each of Eureka and Eureka Bank has complied in all material respects with the Community Reinvestment Act (“CRA”). Eureka received a CRA rating of “outstanding” from the OCC in its most recently completed exam. To Eureka’s Knowledge, no Person has adversely commented upon Eureka’s CRA performance.

4.11 Certain Contracts.

(a) Section 4.11(a) of the Eureka Disclosure Schedule sets forth true and complete copies of all Contracts or understandings (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants to which Eureka or Eureka Bank is a party. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Eureka or Eureka Bank to any officer, employee, director or consultant thereof.

(b) Section 4.11(b) of the Eureka Disclosure Schedule sets forth, as of the date of this Agreement, (i) each commitment, agreement or other instrument to which Eureka or Eureka Bank is party or bound and which contemplates the payment by Eureka or Eureka Bank of amounts in excess of $25,000 per year, or which has a term extending beyond one year and cannot be terminated by Eureka or Eureka Bank without consent of the other party thereto, (ii) each commitment, agreement or other instrument to which Eureka or Eureka Bank is a party or by which either of them is bound which limits the freedom of Eureka or Eureka Bank to compete in any line of business or with any Person, and (iii) each collective bargaining agreement to which Eureka or Eureka Bank is party. Full and correct copies of the Contracts listed on Section 4.11(b) of the Eureka Disclosure Schedule have been provided to NexTier and, subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to Eureka’s Knowledge, neither Eureka nor Eureka Bank is in default in any material respect under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.12 Properties and Insurance.

(a) Eureka and Eureka Bank each has good and, as to owned real property, marketable, title to all material Assets and properties, whether real or personal, tangible or intangible, reflected in Eureka’s consolidated balance sheet as of September 30, 2014, or owned and acquired subsequent thereto (except to the extent that such Assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2014 subject to no Liens except (i) those items that secure Liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) with respect to owned real property, title imperfections noted in title reports made available to NexTier prior to the date hereof. Eureka and Eureka Bank, as lessee, have the right under valid and subsisting leases to occupy, use, possess and control, in all material respects, all real property leased by it, as presently occupied, used, possessed and controlled by it.

(b) Copies of all policies of insurance and bonds covering business operations and insurable properties and Assets of Eureka and Eureka Bank have been made available to NexTier. As of the date hereof, Eureka has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in Default in any material respect under such policy or bond, and, to Eureka’s Knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

4.13 Minute Books. The minute books of Eureka and Eureka Bank contain records that are accurate in all material respects of all meetings and other corporate actions taken by their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

4.14 Environmental Matters.

(a) Neither Eureka nor Eureka Bank has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Eureka or Eureka Bank (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding Loans) is responsible for the correction or cleanup of any condition resulting from the violation of any Law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, Assets or financial condition of Eureka or its Subsidiaries. Neither Eureka nor Eureka Bank has Knowledge that any Hazardous Material have been emitted, generated, disposed of or stored on any real property owned or leased by Eureka or Eureka Bank, as other real estate owned (“OREO”) or otherwise, or owned or controlled by Eureka or Eureka Bank as a trustee or fiduciary but excluding any property which serves as collateral for any Eureka Loan or other obligation which is not in Default or have not been realized on by Eureka (collectively, the “Eureka Properties”), in any manner that violates or, after the lapse of time and failure to take appropriate action would violate, any presently existing federal, state or local Law or regulation governing or pertaining to such substances and materials.

(b) Eureka has no Knowledge that any of the Eureka Properties has been operated in any manner since the date Eureka owned, leased or controlled such property that violated any applicable federal, state or local Law or regulation governing or pertaining to any Hazardous Material, the violation of which would have a Material Adverse Effect on Eureka.

(c) To the Knowledge of Eureka, there are no underground storage tanks on, in or under any of the Eureka Properties and no underground storage tanks have been closed or removed from any of the Eureka Properties while the property was owned, operated or controlled by Eureka.

4.15 Allowance for Loan Losses. The allowance for loan losses reflected in the audited Eureka Financial Statements at September 30, 2014 was, and the allowance for loan losses shown on the Eureka SEC Documents as of any date subsequent to September 30, 2014, in the opinion of management, was or will be, adequate as of the dates thereof based upon the plans and intentions of Eureka and Eureka Bank for collecting on loans for which an allowance has been established.

4.16 Agreements with Bank Regulators; FDIC Golden Parachute Payment. Neither Eureka nor Eureka Bank is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a Regulatory Authority or similar undertaking to, and is not subject to any Order or directive by, and is not in receipt of any extraordinary supervisory letter from, any Governmental Authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Eureka been advised by any Regulatory Authority or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Eureka nor Eureka Bank satisfies, or reasonably expects that it will satisfy, any of the conditions in 12 C.F.R. 359.1(f)(1)(ii)(A) – (E) and none of the amounts payable hereunder or in connection herewith, including any severance amounts contemplated by Section 7.8(a), are prohibited by or will require any regulatory approval under the FDIC Golden Parachute Rules.

4.17 Eureka Loan Matters.

(a) Each outstanding Loan (including Loans held for resale to investors) held by Eureka or Eureka Bank (the “Eureka Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Eureka Loan files are being maintained, in all material respects, in accordance with the relevant Loan documents, Eureka’s underwriting standards (and, in the case of Eureka Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local Laws.

(b) Each Eureka Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Eureka’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan documents with respect to each Eureka Loan were in compliance with applicable Laws at the time of origination or purchase by Eureka or Eureka Bank and are complete and correct in all material respects.

(c) Section 4.17(c) of the Eureka Disclosure Schedule sets forth a list of all Eureka Loans as of June 30, 2015 by Eureka and Eureka Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 C.F.R. Part 215)) of Eureka or Eureka Bank including (i) the name of the Person receiving the benefit of the Loan, (ii) if such Person is other than the director or executive officer, the relationship to a Eureka director or executive officer, (iii) the original principal amount of such Loan, (iv) the outstanding principal amount of such Loan, (v) the material terms of the Loan, including interest rate, type of Loan, term of Loan, and any other material terms. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made and all such Loans are and were made in compliance with all applicable Laws.

(d) Section 4.17(d) of the Eureka Disclosure Schedule identifies (i) each Eureka Loan that as of June 30, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Eureka, Eureka Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Eureka Loan as of June 30, 2015 and the identity of the borrower thereunder, and (ii) each asset of Eureka or Eureka Bank that as of June 30, 2015 was classified as OREO and the book value thereof as of such date.

(e) None of the agreements pursuant to which Eureka or Eureka Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan.

4.18 Related Party Transactions. Except for the Eureka Loans listed on Section 4.17(c) of the Eureka Disclosure Schedule, no executive officer or director of Eureka or Eureka Bank or any Person owning 5% or more of the shares of Eureka Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Eureka or Eureka Bank or any of their respective Assets, rights or properties or has any interest in any property owned by Eureka or Eureka Bank or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

4.19 Deposits. Section 4. 19 of the Eureka Disclosure Schedule sets forth a list of each deposit of Eureka or Eureka Bank that is a “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

4.20 Risk Management Instruments. Section 4.21 of the Eureka Disclosure Schedule sets forth a list of any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions to which Eureka or Eureka Bank has been a party.

4.21 Fairness Opinion. The Eureka Financial Advisor has rendered an opinion to Eureka’s Board of Directors (a copy of which has been provided to NexTier) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumption set forth therein, the Merger Consideration is fair to the holders of Eureka’s Common Stock from a financial point of view.

4.22 Intellectual Property. Eureka and Eureka Bank own or, to Eureka’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither Eureka nor Eureka Bank has received any notice of conflict with respect thereto that asserts the rights of others. Eureka and Eureka Bank has performed all the obligations required to be performed, and are not in default in any material respect, under any Contract relating to any of the foregoing. To the Knowledge of Eureka, the conduct of the business of Eureka and Eureka Bank as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.23 Antitakeover Provisions; No Rights Plan. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under the MGCL or any federal, state, local or foreign Laws applicable to Eureka is applicable to, or the Board of Directors of Eureka has taken all actions necessary to ensure that such statutes or regulations will not apply to, this Agreement, the Merger or any of the other transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which Eureka is a party or is otherwise bound.

4.24 Required Vote; No Dissenter’s Rights. The affirmative vote of two-thirds of the issued and outstanding shares of Eureka Common Stock is the only vote of Eureka stockholders that is required to approve this Agreement and the Merger under the MGCL and Eureka’s Articles of Incorporation. The stockholders of Eureka do not have any rights to dissent or object to the Merger under the MGCL.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NEXTIER

NexTier represents and warrants to Eureka that the statements contained in this Article 5 are correct and complete as of the date of this Agreement or, as to any representation or warranty which specifically relates to an earlier date, such earlier date, except as set forth in the disclosure schedule provided by NexTier and attached to this Agreement (the “NexTier Disclosure Schedule”). The NexTier Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5. The mere inclusion of an item in the NexTier Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NexTier that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the NexTier Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

Except as set forth in the corresponding section or subsection of the NexTier Disclosure Schedule (it being agreed that disclosure of any information in a particular section or subsection of the NexTier Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), NexTier represents and warrants to Eureka as follows:

5.1 Organization. NexTier is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a financial holding company within the meaning of the BHC Act. NexTier Bank has been duly incorporated and is validly existing as a national banking association in good standing under the laws of the United States of America, the deposits of which are insured by the Deposit Insurance Fund of the FDIC to the fullest extent permitted by Law. NexTier has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.

5.2 Authority; No Violation.

(a) NexTier has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NexTier. Except for the approvals described in this Section 5.2(a), no other corporate proceedings on the part of NexTier are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NexTier and constitutes a valid and binding obligation of NexTier, enforceable against NexTier in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and to general principals of equity.

(b) Neither the execution and delivery of this Agreement by NexTier, nor the consummation by NexTier and NexTier Bank of the transactions contemplated hereby, or compliance by NexTier or NexTier Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Governing Documents of NexTier or its Subsidiaries, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of NexTier or its Subsidiaries under, any material Contract or Permit of NexTier or its Subsidiaries or (iii) subject to the receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to NexTier or its Subsidiaries or any of their respective material Assets.

(c) As of the date hereof, NexTier is not aware of any reasons (financial, regulatory capitalization, regulatory compliance or otherwise) relating to NexTier why all consents and approvals shall not be received from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.3 Financial Statements.

(a) NexTier has provided to Eureka complete copies of the audited consolidated balance sheet of NexTier as of December 31, 2014, 2013 and 2012, and the related consolidated statements of income and stockholders’ equity for the periods ended December 31 in each of the three years 2012 through 2014 (the “NexTier Financial Statements”). The NexTier Financial Statements (i) have been prepared in a manner consistent with the books and records of NexTier and its Subsidiaries, (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis for the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of NexTier and its consolidated Subsidiaries as of the dates thereof and their respective results of operations for the periods then ended (except in each case as may be indicated in the notes thereto), all in accordance with GAAP. Since December 31, 2014 NexTier has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or applicable Law.

(b) Except as set forth on the audited consolidated balance sheet of NexTier dated as of December 31, 2014 neither NexTier nor its Subsidiaries has any material Liability that would be required to be reflected on the consolidated balance sheet or in notes thereto prepared in accordance with GAAP, other than Liabilities (i) incurred after December 31, 2014 in the ordinary course of business consistent with past practice or (ii) incurred pursuant to or provided for in this Agreement.

(c) Since December 31, 2014 no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to NexTier.

(d) Since December 31, 2014, neither NexTier nor any of its Subsidiaries nor, to the Knowledge of NexTier, any director, officer, employee, auditor, accountant or representative of NexTier or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NexTier or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that NexTier or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Neither NexTier nor NexTier Bank is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among NexTier and NexTier Bank, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, NexTier or NexTier Bank in the NexTier Financial Statements.

(f) None of the information supplied by NexTier to Eureka (subject to any amendment or supplement thereto) relating to NexTier for purposes of inclusion in the letter to the stockholders, notice of meeting, Proxy Statement and forms of proxy to be filed by Eureka with the SEC in connection with the Merger contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.4 Reports. NexTier and NexTier Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Government Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents complied in all material respects with all Laws, rules and regulations of the applicable Governmental Authority with which they were filed.

5.5 Compliance with Applicable Law.

(a) NexTier and NexTier Bank each holds all material licenses, franchises, Permits and authorizations necessary for the lawful conduct of its respective business, and has complied in all material respects with and is not in Default in any material respect under any applicable Law of any federal, state or local Governmental Authority or Regulatory Authority relating to it (including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending Law or other Law relating to discriminatory banking practices). Neither NexTier nor NexTier Bank has received notice of violation of, nor do any of them know of any material violations of, any of the above. Neither NexTier nor NexTier Bank has consented to or entered into a currently effective Regulatory Agreement.

(b) To NexTier’s Knowledge, each of NexTier and NexTier Bank has complied in all material respects with the CRA. NexTier received a CRA rating of “satisfactory” from the OCC in its most recently completed exam. To NexTier’s Knowledge, no Person has adversely commented upon NexTier’s CRA performance.

5.5 Financial Advisor; Broker’s and Other Fees. Neither NexTier nor any of its directors or officers has employed any broker or finder or incurred any finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

5.6 Legal Proceedings. Neither NexTier nor any of its Subsidiaries is a party to any, and there are no pending or, to NexTier’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations against NexTier or any of its Subsidiaries challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

5.7 Financial Capability. As of the Closing, NexTier will have the funds necessary to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of NexTier contemplated by this Agreement.

5.8 Required Vote; No Dissenter’s Rights. Pursuant to Section 251(f) of the DGCL, the vote of the stockholders of NexTier is not required to approve this Agreement or the Merger. The stockholders of NexTier do not have any rights to dissent or object to the Merger under the DGCL.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1 Affirmative Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NexTier shall have been obtained (not to be unreasonably withheld), and except as otherwise expressly contemplated herein, Eureka shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) take no action to make any Loan subject to Regulation O of the Federal Reserve (12 C.F.R. 215) and otherwise consult with NexTier prior to entering into or making any Loans or other transactions with a value equal to or exceeding $500,000, and (iv) take no action which would reasonably be expected to (A) adversely affect its ability to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.2(b), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.2 Negative Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except to the extent required by applicable Law or any Governmental Authority with authority over Eureka or any of its Subsidiaries, or consented to by NexTier in writing (such consent not to be unreasonably withheld, conditioned or delayed) and except as otherwise expressly contemplated herein, Eureka covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or, subject to Section 6.1, make any Loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b)	(i) adjust, split, combine or reclassify any capital stock;

(ii)	other than a one-time payment of a regular quarterly dividend consistent with past practice for the fourth quarter ending September 30, 2015 (but in no event in excess of $0.10 per share), make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; provided, however, that if the Closing Date of the Merger occurs after January 15, 2016, Eureka may pay its regular quarterly dividend consistent with past practice for the quarter ending December 31, 2015 (but in no event in excess of $0.10 per share);

(iii)	grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)	issue any additional shares of capital stock (other than the issuance of Eureka Common Stock upon exercise of outstanding Eureka Stock Options), including without limitation any shares of Preferred Stock.

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or Assets to any individual, person or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to Contracts or agreements in force at the date of this Agreement;

(d) enter into any new deposit arrangement providing interest in excess of 75 basis points per annum;

(e) sell, transfer or otherwise dispose of any properties or assets held by Eureka or any of its Subsidiaries as collateral for a Loan upon a foreclosure or other collateral enforcement action for an amount less than 90% of the appraised value of such property (or, in the case of real property, 80% of the appraised value);

(f) except for transactions in the ordinary course of business or pursuant to Contracts or agreements in force at the date of or permitted by this Agreement, create a new Subsidiary or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or Assets of any other individual, corporation or other entity other than an existing Subsidiary thereof;

(g) except for transactions in the ordinary course of business, terminate, or waive any material provision of any Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or Contract, other than normal renewals of Contracts and leases without material adverse changes of terms;

(h) enter into an agreement, Contract, commitment or understanding which would obligate or commit it to make expenditures over any period of time of more than $10,000 (other than Contracts, agreements, commitments or understandings occurring in the ordinary course of lending business);

(i) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(j) increase in any manner the compensation or fringe benefits of any of its employees other than in the ordinary course of business consistent with past practice and current accruals and pursuant to policies currently in effect, provided that no such increase shall exceed 3% of an individual’s current annual compensation, amend any Benefit Plan (other than as required by applicable Law), enter into any new pension or welfare plan or employment agreement, or pay any bonus, pension, retirement, profit-sharing or welfare benefit plan or agreement to any such employees or directors, other than bonuses accrued during the 2014-2015 fiscal year in the ordinary course of business or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

(k) except in the ordinary course of business, hire or terminate any employee;

(l) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

(m) amend its charter or articles of incorporation or its bylaws, except as contemplated by this Agreement;

(n) other than in prior consultation with NexTier, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreements or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interests;

(p) sell any participation interest in any loan unless NexTier has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(q) take any action that is intended to or would reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a material violation of any provision of this Agreement; except, in each case, as may be required by applicable Law;

(r) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(s) enter into any new line of business or change in any material respects its lending, investment, underwriting, risk and asset liability management or other banking or operating policies, as applicable, except as required by applicable Law or any regulation or policies imposed by any Governmental Authority;

(t) except as set forth in Section 6.2(t) of the Eureka Disclosure Schedule, make or agree to make any charitable contribution of $1,000 or more, whether in a single contribution or a series of contributions to the same done;

(u) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3 Reports. Eureka shall file all reports required by applicable Law to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and shall make copies of such reports available to NexTier except as prohibited by applicable Law. As soon as available after the end of each month, Eureka shall deliver to NexTier an unaudited consolidated balance sheet and an unaudited consolidated statement of operations, without related notes, for such month prepared in accordance with the Eureka’s current financial reporting practices.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Eureka Stockholder Approval. Eureka shall, as promptly as reasonably practicable after the date of this Agreement, (i) take all steps reasonably necessary in accordance with applicable Laws and Eureka’s Articles of Incorporation and Bylaws to duly call, give notice of, and convene and hold a special or annual meeting of its stockholders (the “Eureka Stockholder Meeting”) for the purpose of securing the approval of this Agreement and the Merger by the affirmative vote of two-thirds of all votes entitled to be cast by the holders of the outstanding shares of Eureka Common Stock in accordance with the MGCL and Eureka’s Governing Documents (“Eureka Stockholder Approval”), (ii) distribute to its stockholders the Proxy Statement in accordance with applicable Laws and Eureka’s Articles of Incorporation and Bylaws and (iii) use all efforts to solicit from its stockholders proxies in favor of the Agreement and the Merger and to take all other action necessary or advisable to secure the Eureka Stockholder Approval.

7.2 Acquisition Proposals.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, Eureka shall not, and shall not authorize, permit or cause any Eureka Subsidiary and their respective Representatives to, directly or indirectly: (i) initiate, solicit, induce or encourage (including by way of furnishing information), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal; (iii) recommend or endorse an Acquisition Proposal; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than NexTier) any information or data with respect to Eureka or any Eureka Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Eureka or any Eureka Subsidiary is a party; or (vi) enter into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Eureka or any Eureka Representative, whether or not such Eureka Representative is so authorized and whether or not such Eureka Representative is purporting to act on behalf of Eureka or otherwise, shall be deemed to be a breach of this Agreement by Eureka. Eureka and each Eureka Subsidiary shall, and shall cause each of the Eureka Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b) Notwithstanding the foregoing, prior to the approval of the Agreement and the Merger by Eureka’s stockholders at the Eureka Stockholder Meeting, Eureka may respond to an inquiry, furnish nonpublic information regarding Eureka and the Eureka Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to Eureka by such Person (and not withdrawn) if (i) Eureka’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) Eureka has not violated any of the restrictions set forth in this Section 7.2, (iii) Eureka’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and financial advisor, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable Law, and (iv) at least two business days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, Eureka provides NexTier written notice of the identity of such Person and of Eureka’s intention to furnish nonpublic information to, or enter into discussions with, such Person and Eureka receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than those set forth in the Confidentiality Agreement entered into by NexTier in favor of Eureka on May 21, 2015, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Eureka. Eureka shall promptly provide to NexTier any non-public information regarding Eureka or any Eureka Subsidiary provided to any other Person that was not previously provided to NexTier, such additional information to be provided no later than the date of provision of such information to such other Person.

(c) Eureka shall promptly (and in any event within 24 hours) notify NexTier in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Eureka or any Eureka Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Eureka agrees that it shall keep NexTier informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). Eureka further agrees that it will provide NexTier with the opportunity to present its own proposal to the Eureka board of directors in response to any such proposal or offer, and negotiate with NexTier in good faith with respect to any such proposal.

(d) For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the Eureka board of directors determines in its good faith judgment, after consultation with and having considered the advice of Eureka’s outside legal counsel and financial advisor: (i) would, if consummated, result in consideration that is more favorable to the stockholders of Eureka than the transactions contemplated by this Agreement (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which Eureka has reasonably assured itself of such Person’s ability to fully finance its Acquisition Proposal), (iii) would, if consummated, result in the acquisition of more than 50% of the issued and outstanding shares of Eureka Common Stock or all or substantially all of the assets and liabilities of Eureka and the Eureka Subsidiaries on a consolidated basis, and (iv) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(e) Neither the Eureka board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to NexTier in connection with the transactions contemplated by this Agreement (including the Merger), its recommendation to the stockholders of Eureka to approve the Agreement and the Merger, or make any statement, filing or release, in connection with the Eureka Stockholder Meeting or otherwise, inconsistent with the recommendation to the stockholders of Eureka to approve the Agreement and the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Eureka or any Eureka Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring Eureka to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(f) Notwithstanding the foregoing, prior to the date of the Eureka Stockholder Meeting, Eureka’s board of directors may approve or recommend to the stockholders of Eureka a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 7.2 (a “Subsequent Determination”) after the third business day following the receipt by NexTier of a notice (the “Notice of Superior Proposal”) from Eureka advising NexTier that the Eureka board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 7.2) constitutes a Superior Proposal (it being understood that Eureka shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that Eureka proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (i) the Eureka board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (ii) at the end of such three business day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by NexTier since NexTier’s receipt of such Notice of Superior Proposal (provided, however, that NexTier shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Eureka board of directors has again in good faith made the determination (A) in clause (i) of this paragraph, and (B) that such Acquisition Proposal constitutes a Superior Proposal.

7.3 Consents of Regulatory Authorities. The Parties hereto shall cooperate with each other and use their reasonable efforts to prepare and file within 45 days of the date hereof all necessary notices, filings, documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed. Eureka and NexTier shall have the right to review in advance all of the information relating to Eureka and NexTier, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Authority pursuant to this Section 7.3.

7.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.5 Investigation and Confidentiality.

(a) Prior to the Effective Time, Eureka shall keep NexTier advised of all material developments relevant to its business and the consummation of the Merger and shall permit NexTier to make or cause to be made such investigation of Eureka’s business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as NexTier reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by NexTier shall affect the ability of NexTier to rely on the representations and warranties of Eureka. Between the date hereof and the Effective Time, Eureka shall permit its senior officers and independent auditors to meet with the senior officers of NexTier, including officers responsible for Eureka’s Financial Statements and internal controls.

(b) In addition to each Party’s obligations pursuant to Section 7.5(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by such Party of any fact or occurrence relating to such Party, which such Party has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of such Party or which has had or is reasonably likely to have a Material Adverse Effect.

7.6 Press Releases. Prior to the Effective Time, Eureka and NexTier shall consult with each other as to the form and substance of any press release, communication with stockholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.7 Governing Documents. Each of NexTier and Eureka shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Governing Documents of NexTier and Eureka, respectively.

7.8 Employee Benefits and Contracts.

(a) All persons who are employees of Eureka immediately prior to the Effective Time and whose employment is not terminated at or prior to the Effective Time, (each a “Continuing Employee”) shall, at the Effective Time, become employees of NexTier; provided, however, that in no event shall any of Eureka employees be officers of NexTier, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of NexTier. All of the Continuing Employees shall be employed at the will of NexTier and no contractual right to employment or to employment in any position or to any level of compensation shall inure to such employees because of this Agreement. Following the Effective Time, NexTier shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Continuing Employees that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of NexTier or its Subsidiaries.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans sponsored by NexTier or its Subsidiaries providing benefits to any Continuing Employees after the Closing Date (including vacation, paid time-off policies and severance plans), (i) each Continuing Employee shall be entitled to carryover any unused vacation days and (ii) each Continuing Employee shall be credited with his or her years of service with Eureka and its Subsidiaries and their respective predecessors before the Closing Date to the same extent as such Continuing Employee was entitled before the Closing Date to credit for such service under any similar Eureka employee benefit plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date. In addition, and without limiting the generality of the foregoing, (x) to the extent that any Eureka Pension Plan or Eureka Welfare Plan, or any Continuing Employee’s participation or coverage thereunder, is terminated at any time on or after the Closing Date, each affected Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of NexTier or its Subsidiaries made available to employees of NexTier or its Subsidiaries that are similarly situated to such Continuing Employee. Continuing Employees who become covered under health plans, programs and benefits of NexTier or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under Eureka’s health plan for the plan year in which coverage commences under NexTier’s health plan and shall not be subject to any preexisting conditions under such plans. Terminated Eureka employees and qualified beneficiaries will have the right to continued coverage under group health plans of NexTier in accordance with COBRA.

(c) Prior to the Effective Time, Eureka shall adopt such Board resolutions and take such other actions as may be necessary to cause the Eureka Bank Retirement Savings Plan to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Eureka Bank Retirement Savings Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. Eureka or NexTier shall use their best efforts to obtain a determination letter from the IRS that the termination of the Eureka Bank Retirement Savings Plan as of the Plan Termination Date will not adversely affect the Plan’s qualified status. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Eureka Bank Retirement Plan upon its termination, the account balances in the plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Notwithstanding the foregoing, participants in the Eureka Bank Retirement Savings Plan whose employment is terminated by NexTier may elect to receive their account balance prior to the receipt of the IRS determination letter but following their termination of employment. NexTier shall take all other actions necessary to complete the termination of the Eureka Bank Retirement Savings Plan, including filing a Final Form 5500, that arise after the Effective Time. NexTier agrees, to the extent permitted by applicable law, to permit Eureka Bank Retirement Savings Plan participants who become employees of NexTier or its Subsidiaries to roll over their account balances in the Eureka Bank Retirement Savings Plan and loans (if any) from the Eureka Banks Retirement Savings Plan to the NexTier Retirement Savings Plan.

(d) Eureka Bank shall, effective no later than immediately prior to, and contingent upon the Closing, adopt such resolutions and or amendments to the ESOP, the ESOP trust or the ESOP Loan documents (if any) (and take any other required action) to (i) direct the ESOP trustee(s) to sell or otherwise dispose of shares of Eureka Common Stock held in the ESOP’s Loan Suspense Account (as defined in the ESOP) and use the proceeds of such sale to repay any outstanding ESOP Loans, (ii) provide for treatment of the shares of Eureka Common Stock held in the ESOP trust in accordance with Article 3 of this Agreement, (iii) terminate the ESOP in accordance with its terms and the provisions of this Section 7.8(d), effective as of the Effective Time, and (iv) provide that no new participants shall be admitted to the ESOP after the Closing Date. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any unallocated shares of Eureka Common Stock held in the ESOP after repayment of the ESOP Loans shall be converted into Merger Consideration and shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP as of the Effective Time based on their account balances under the ESOP as of the Effective Time. NexTier or Eureka shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, except that, to the extent provided by the ESOP, ESOP participants whose employment is terminated by NexTier may elect to receive their ESOP account balance prior to the receipt of the IRS determination letter but following their termination of employment. NexTier agrees to permit ESOP participants who become employees of NexTier or its Subsidiaries to roll over their account balances in the ESOP to the NexTier Retirement Savings Plan. Further, NexTier shall take all other actions necessary to complete the termination of the ESOP, including filing a Final Form 5500, that arise after the Effective Time.

(e) Eureka shall take all actions necessary to terminate the Deferred Compensation Arrangements with Edward Seserko and Gary Pepper and distribute the benefits under the Deferred Compensation Arrangements in accordance with Section 409A of the Internal Revenue Code, in each case prior to the Closing.

(f) One day prior to the Effective Time and subject to the occurrence of the Closing, Eureka shall or shall cause Eureka Bank to freeze the accrued benefits under the Pentegra Defined Benefit Plan for Financial Institutions with respect to employees of Eureka and its Subsidiaries and to pay solely such accrued benefit at the time of any benefit payment required under said plan.

(g) No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.9.

(h) Notwithstanding anything contained in any written employment agreement, severance agreement or severance plan with Eureka or Eureka Bank disclosed on Section 4.9(a) or Section 4.12(a) of the Eureka Disclosure Schedule (collectively, the “Employment Contracts”) or in this Agreement to the contrary, no payment shall be made under any Employment Contract or this Agreement (including severance benefits contemplated by Section 7.8(i) and payments made with respect to any accelerated vesting of Eureka Stock Options and Eureka Restricted Shares) to the extent such would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) or to the extent such would not be deductible under Section 162(m) of the Code.

(i) Each Eureka employee who is involuntarily terminated by NexTier (other than for cause) within twelve (12) months of the Closing Date and who is not covered by a separate employment, severance or change in control agreement shall receive a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at Eureka, with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, Eureka employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two (2) months prior to the employee’s termination date. For purposes of this Section 7.8(i), and “involuntary termination” shall also include NexTier requiring an employee to accept an “Incomparable Position,” unless consented to by the employee. An “Incomparable Position” shall mean a position that would (i) provide an employee with base pay and benefits that are not comparable in the aggregate to those provided to the employee prior to the Effective Time; (ii) be in a location that would require the employee to increase his or her daily one way commuting distance by more than twenty-five (25) miles as compared to the employee’s commuting distance immediately prior to the Effective Time; and (iii) have job skill requirements and duties that are not comparable to the requirements and duties of the position held by the employee prior to the Effective Time.

(j) For a period of six months following the Closing Date, NexTier shall provide all employees of Eureka whose employment was terminated other than for cause, disability or retirement following the Closing Date, and who so desires, job counseling and outplacement assistance services, in which it shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with NexTier or any of its Subsidiaries for which NexTier reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons; provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of NexTier.

(k) Following the Closing Date, NexTier shall enter into a mutually acceptable three month consulting arrangement with Edward Seserko. The terms and conditions of the consulting arrangement will be negotiated by the parties prior to the Effective Time, but in any case shall provide for maximum monthly payments of $4,000.

7.9 Indemnification.

(a) Following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Eureka and its respective Subsidiaries (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Eureka or its respective Subsidiaries occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the MGCL, DGCL, the indemnification rules under 12 C.F.R. Part 359, and by Eureka’s Governing Documents, as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation, proceeding or investigation, whether civil, criminal or administrative, and whether or not the Surviving Corporation is insured against any such matter.

(b) For a period of six years from the Effective Time, NexTier shall provide directors’ and officers’ liability insurance coverage containing terms and conditions which are not less favorable in the aggregate than Eureka’s current directors and officers liability insurance policy in any material respect, for acts or omissions occurring prior to the Effective Time by such directors and officers of Eureka, including the transactions contemplated hereby; provided that in no event shall NexTier be required to spend for any one year an amount in excess of 150% of the annual premium currently paid by Eureka for such insurance.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon learning of any such Liability or litigation, shall promptly notify the Surviving Corporation thereof in writing. In the event of any such litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such litigation; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of NexTier’s and its Subsidiaries and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal and personal representatives and are in addition to, and not in substitution for, any right to indemnification or contribution such person may have by contract or otherwise.

7.10 Governance After the Merger. Promptly following the Effective Time, NexTier and NexTier Bank shall cause (a) the number of directors comprising the full Board of Directors of NexTier Bank to increase by one (1) and (b) Edward Seserko to be appointed to fill the vacancy thereby created for the initial term of such position.

7.11 Adverse Changes in Condition. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party, (b) would cause or constitute a material breach of any of such party’s representations, warranties, or covenants contained herein, or (c) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Stockholder Approval. The stockholders of Eureka shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the Governing Documents of Eureka.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which, in the good faith reasonable judgment of the board of directors of either Party, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either Party would not, in its reasonable judgment, have entered into this Agreement.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of NexTier. The obligations of NexTier to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NexTier pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Eureka set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.1(a), Section 4.2, Section 4.3(a) and Section 4.5 shall be true and correct (except, with respect to Section 4.2, for inaccuracies which are de minimis in amount) and the other representations and warranties of Eureka set forth in this Agreement (without giving effect to any qualification by reference to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Eureka.

(b) Consents and Approvals. Eureka shall have obtained any and all Consents required to be obtained by Eureka to consummate the Merger (other than those referred to in Section 8.1(b)) or to prevent any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eureka or the Surviving Corporation, including without limitation, the Consents listed in Section 4.3 of the Eureka Disclosure Schedule. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the board of directors of either Party, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Performance of Agreements and Covenants. All obligations of Eureka required to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(d) Officers’ Certificate. Eureka shall have delivered to NexTier a certificate, dated as of the Closing Date and signed on its behalf by its president and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Eureka and in Sections 8.2(a) - (d) have been satisfied.

8.3 Conditions to Obligations of Eureka. The obligations of Eureka to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Eureka pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of NexTier set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.1, Section 5.2(a)and Section 5.5 shall be true and correct and the other representations and warranties of NexTier set forth in this Agreement (without giving effect to any qualification by reference to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NexTier.

(b) Performance of Agreements and Covenants. All obligations of NexTier required to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Consents and Approvals. NexTier shall have obtained any and all Consents required to be obtained by NexTier to consummate the Merger (other than those referred to in Section 8.1(b)) which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NexTier, including without limitation, the Consents listed in Section 5.3 of the NexTier Disclosure Schedule. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the board of directors of either Party, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either Party would not, in its reasonable judgment, have entered into this Agreement.

(d) Officers’ Certificate. NexTier shall have delivered to Eureka a certificate, dated as of the Closing Date and signed on its behalf by its president and its treasurer, to the effect that the conditions set forth in Section 8.1 as it relates to NexTier and in Sections 8.3(a) and 8.3(c) have been satisfied.

(e) Payment of Merger Consideration. NexTier shall have delivered the Payment Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided Eureka with a certificate evidencing such delivery.

ARTICLE 9

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Eureka, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Eureka and NexTier;

(b) By either Eureka or NexTier (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the transactions contemplated hereby) in the event of a material breach of any representation, warranty, covenant, or other agreement of the other Party hereto contained in this Agreement such that (i) with respect to a representation or warranty, the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in Section 8.2(b) or Section 8.3(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such Party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing;

(c) By either Eureka or NexTier if the Closing Date shall not have occurred prior to June 30, 2016; except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a Party hereto, such breaching Party shall not be entitled to terminate this Agreement in accordance with this provision;

(d) By either Eureka or NexTier in the event any Regulatory Authority whose Consent is required for consummation of the transactions contemplated hereby shall issue a definitive written denial of such Consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e) By either Eureka or NexTier if the stockholders of Eureka vote, but fail to approve the Agreement and the Merger at the Eureka Stockholder Meeting;

(f) By NexTier if Eureka or any Eureka Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(g) By Eureka if at any time after the date of this Agreement and prior to obtaining the approval of the Agreement and the Merger by Eureka’s stockholders at the Eureka Stockholder Meeting, Eureka receives a Superior Proposal; provided, however, that Eureka shall not terminate this Agreement pursuant to the foregoing clause unless:

(i)	Eureka shall have complied in all material respects with Section 7.2 of this Agreement;

(ii)	Eureka concurrently pays the Termination Fee payable pursuant to Section 9.3; and

(iii)	the board of directors of Eureka concurrently approves, and Eureka concurrently enters into, a definitive agreement with respect to such Superior Proposal; or

(h) By NexTier if the Eureka board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to NexTier regarding this Agreement or the Merger.

9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement by either Eureka or NexTier pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.5(b), 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3 Termination Fee.

(a) In recognition of the efforts, expenses and other opportunities foregone by NexTier while structuring and pursuing the Merger, Eureka shall pay to NexTier by wire transfer of immediately available funds a termination fee equal to the reasonable out-of-pocket expenses incurred by NexTier in connection with the Merger, plus $1,400,000 (collectively, the “Eureka Termination Fee”) as follows:

(i)	in the event NexTier or Eureka terminates this Agreement pursuant to Section 9.1(e), and within one year of the date of such termination Eureka enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Acquisition Proposal, in which case Eureka shall pay the Eureka Termination Fee as promptly as practicable (but in any event within three business days) following the entering into of such definitive agreement or such consummation;

(ii)	in the event NexTier or Eureka terminates this Agreement pursuant to Sections 9.1 (f) or (g) in which case Eureka shall pay the Eureka Termination Fee at or prior to the time of such termination; or

(iii)	in the event NexTier terminates this Agreement pursuant to Section 9.1(h), in which case Eureka shall pay the Eureka Termination Fee as promptly as practicable (but in any event within three business days);

(b) In the event that this Agreement is terminated by Eureka pursuant to Section 9.1(d), NexTier shall pay to Eureka by wire transfer of immediately available funds to cover the actual expenses incurred by Eureka in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $350,000 (the “NexTier Termination Fee”).

(c) Eureka and NexTier each acknowledge and agree that the agreements contained in this Article 9 constitute a material inducement to cause each of them to enter into this Agreement; accordingly, if either party fails to pay promptly any fee payable by it pursuant to this Section 9.3, then such party shall pay the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) as the same is in effect from time to time plus 2%, but in no event more than the maximum interest rate permitted by applicable Law, from the date such payment was due under this Agreement until the date of payment.

9.4 Non-Survival of Representations and Covenants. Except for Article 2, Sections 7.5(b), 7.7, 7.8, and 7.9, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10

MISCELLANEOUS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means a bona fide written proposal by a Person other than NexTier for: (i) a merger, consolidation or acquisition of 25% or more of the assets or liabilities of Eureka, any Eureka Subsidiary, or any other business combination involving Eureka or any Eureka Subsidiary taken as a whole, in a single transaction or series of transactions; or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Eureka Common Stock or the then outstanding shares of common stock of any Eureka Subsidiary.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning as set forth in Preamble of the Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plan” shall have the meaning as set forth in the Section 4.8(a) of the Agreement.

“BHC Act” shall have the meaning as set forth in the Section 4.1(a) of the Agreement.

“Book-Entry Shares” shall have the meaning set forth in Section 3.2(a) of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in the Section 7.8(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” has the meaning set forth in Section 4.10(b) of this Agreement.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delaware Merger Certificate” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“DGCL” shall have the meaning as set forth in the Section 1.1 of the Agreement.

“Dodd-Frank Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employment Contracts” shall have the meanings set forth in Section 7.8(h) of the Agreement.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§6901 et seq. (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, Orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended, and the rules and regulations thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” shall have the meaning set forth in Section 7.8(c) of the Agreement.

“Eureka” shall have the meaning as set forth in the introduction of the Agreement.

“Eureka Bank” shall have the meaning as set forth in the Preamble of the Agreement.

“Eureka Common Stock” means the common stock, par value $0.01 per share, of Eureka.

“Eureka Disclosure Schedule” shall have the meaning as set forth in Article 4 of the Agreement and shall be delivered prior to the date of this Agreement to NexTier and describe in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically reference each Section of this Agreement under which such disclosure is being made.

“Eureka Equity Plan” shall have the meaning set forth in Section 3.3(a) of the Agreement.

“Eureka Financial Advisor” shall have the meaning as set forth in the Section 4.5 of the Agreement.

“Eureka Financial Statements” shall have the meaning as set forth in the Section 4.4(b) of the Agreement.

“Eureka Loans” shall have the meaning as set forth in the Section 4.17(a) of the Agreement.

“Eureka Pension Plans” shall have the meaning as set forth in the Section 4.8(a) of the Agreement.

“Eureka Properties” shall have the meaning as set forth in the Section 4.14(a) of the Agreement.

“Eureka Restricted Share” shall have the meaning set forth in Section 3.3(b) of the Agreement.

“Eureka SEC Documents” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Eureka Stock Awards” shall have the meaning set forth in Section 4.2(b) of the Agreement.

“Eureka Stock Option” shall have the meaning set forth in Section 3.3(a) of the Agreement.

“Eureka Stockholder Approval” shall have the meaning as set forth in the Section 7.1 of the Agreement.

“Eureka Stockholder Meeting” shall have the meaning as set forth in the Section 7.1 of the Agreement.

“Eureka Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Eureka Welfare Plans” shall have the meaning as set forth in the Section 4.8(a) of the Agreement.

“Exchange Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Fair Housing Act” means the Fair Housing Act, as amended, and the rules and regulations thereunder.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FDIC Golden Parachute Rules” shall mean the FDIC golden parachute rules set forth under 12 U.S.C. 1828(k) and 12 C.F.R. Part 359.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Pennsylvania.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“GAAS” shall mean generally accepted auditing standards in the United States as in effect from time to time.

“Governing Documents” shall mean the Articles of Incorporation, Certificate of Incorporation, Bylaws and all resolutions or actions taken by the board of directors and stockholders.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator or tribunal, including Regulatory Authorities and Taxing Authorities.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any

Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended, and the rules and regulations thereunder.

“Incomparable Position” shall have the meaning set forth in Section 7.8(i) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means actual knowledge by the members of the board of directors of that Person or any officer of that Person with the title ranking no less than senior vice president.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business

“Loan” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

“Maryland Merger Certificate” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to a Party, (i) a material adverse effect on the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole, or (ii) a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Party the cause of which is (A) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by Governmental Authorities, (y) GAAP, or (z) regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally, (B) the announcement of this Agreement or any action or omission of any Party or any Subsidiary thereof required under this Agreement or taken or omitted to be taken with the express written permission of the other Party or Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement, (C) any changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their holding companies generally, or (D) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to any Party or its Subsidiaries.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“MGCL” shall have the meaning as set forth in the Section 1.1 of the Agreement.

“NexTier” shall have the meaning as set forth in the introduction of the Agreement.

“NexTier Bank” shall have the meaning as set forth in the Preamble of the Agreement.

“NexTier Common Stock” means the common stock, par value $1.00 per share, of NexTier.

“NexTier Disclosure Schedule” shall have the meaning set forth in Article 5 of the Agreement.

“NexTier Financial Statements” shall have the meaning set forth in Section 5.3(a) of the Agreement.

“NexTier Termination Fee” shall have the meaning set forth in Section 9.3(b) of the Agreement.

“Notice of Superior Proposal” shall have the meaning as set forth in Section 7.2(f) of the Agreement.

“OCC” means the federal Office of the Comptroller of the Currency.

“Option Consideration” shall have the meaning set forth in Section 3.3(a) of the Agreement.

“OREO” shall have the meaning as set forth in the Section 4.14(a) of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Owned Real Property” means the real property located at 3455 Forbes Avenue, Pittsburgh, Pennsylvania 15213.

“Party” means NexTier or Eureka and “Parties” means both of such Persons.

“Payment Fund” shall have the meaning set forth in Section 3.2(a) of the Agreement.

“PBGC” shall have the meaning as set forth in Section 4.8(d) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute an Eureka or NexTier Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity

“Plan Termination Date” shall have the meaning set forth in Section 7.8(c) of the Agreement.

“Principal Stockholders” shall have the meaning set forth in the preamble of the Agreement.

“Proxy Statement” shall mean the proxy statement relating to the Eureka Stockholder Meeting.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Regulatory Authorities” means, collectively, the Pennsylvania State Board of Financial Institutions, the OCC, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Reportable Transaction” shall have the meaning as set forth in Section 4.7(b) of the Agreement.

“Representative” means any officer, director, employee, investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“SEC” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Securities Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Subsequent Determination” shall have the meaning as set forth in Section 7.2(f) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” shall have the meaning as set forth in Section 7.2(d) of the Agreement.

“Support Agreements” shall have the meaning set forth in the preamble of the Agreement.

“Surviving Corporation” shall have the meaning as set forth in the Section 1.1 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2 Expenses. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Eureka, shall be paid at Closing and prior to the Effective Time.

10.3 Brokers and Finders. Except for the Eureka Financial Advisor as to Eureka, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by NexTier or by Eureka, each of NexTier and Eureka, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Eureka has provided to NexTier a copy of the Eureka Financial Advisor’s engagement letter and expected fee for its services and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the Support Agreements (including the documents and instruments referred to herein and therein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, other than as provided in Section 7.9.

10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Eureka Stockholder Approval has been obtained; provided, that after any such Eureka Stockholder Approval, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of the Eureka Common Stock or that is otherwise prohibited by the MGCL.

10.6 Waivers.

(a) Prior to or at the Effective Time, NexTier, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Eureka, to waive or extend the time for the compliance or fulfillment by Eureka of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NexTier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NexTier.

(b) Prior to or at the Effective Time, Eureka, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NexTier, to waive or extend the time for the compliance or fulfillment by NexTier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Eureka under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Eureka.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Eureka:	Eureka Financial Corp.
3455 Forbes Avenue
Pittsburgh, PA 15213
Attention: Edward F. Seserko
Facsimile: 412-681-6625

Copy to:	Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, 9th Floor
Washington, DC 20005
Attention: Christina M. Gattuso
Facsimile: 202-204-5611

NexTier:	NexTier, Inc.
222 Market Street
Kittanning, PA 16201
Attention: Richard Krauland
Facsimile: 724-548-9264

And

NexTier, Inc.
245 Pittsburgh Road
Butler, PA 16001
Attention: Brian Dutton
Facsimile: 724-214-5831

Copy to:	Cohen & Grigsby, P C
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3152
Attention: Michael D. Winterhalter
Facsimile: 412-209-1899

10.9 Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

NexTier, Inc.

By:	/s/ Richard J. Krauland
Name:	Richard J. Krauland
Title:	President and Chief Executive Officer

Eureka Financial Corp.

By:	/s/ Edward F. Seserko
Name:	Edward F. Seserko
Title:	President and Chief Executive Officer

ANNEX A

Principal Stockholders

Ed Seserko

Gary Pepper

Robert Malone

Mark Devlin

Paul Matvey

Bill Ryan

Dennis McManus

Bob Kastan

Ken Barkovich

ANNEX B

INVESTMENT BANKING GROUP

September 3, 2015

Board of Directors

Eureka Financial Corporation

3455 Forbes Avenue

Pittsburgh, PA 15213

Ladies and Gentlemen:

Eureka Financial Corporation (“Eureka”) and NexTier, Inc. (“NexTier”) have entered into an Agreement and Plan of Merger, dated September 3, 2015 (the “Agreement”), pursuant to which Eureka will merge with and into NexTier with NexTier being the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, all shares of Eureka common stock issued and outstanding immediately prior to the Effective Time (“Eureka Common Stock”), other than certain shares described in the Agreement, will be converted into the right to receive $28.50 in cash (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Eureka Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Eureka that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of NexTier that we deemed relevant; (iv) certain internal financial projections for Eureka for the years ending December 31, 2015 through December 31, 2019, as reviewed with and confirmed by the senior management of Eureka; (v) the pro forma financial impact of the Merger on NexTier’s capital ratios based on assumptions related to transaction expenses, as provided by Eureka senior management, and purchase accounting adjustments, as discussed with the senior management of NexTier; (vi) a comparison of certain stock trading, financial and other information for Eureka with similar publicly available information for certain other bank and thrift institutions, the securities of which are publicly traded; (vii) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Eureka the business, financial condition, results of operations and prospects of Eureka and held similar discussions with the senior management of NexTier regarding the business, financial condition, results of operations and prospects of NexTier.

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Eureka and NexTier, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of senior management of Eureka and NexTier that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Eureka or NexTier, nor have we reviewed any individual credit files of Eureka or NexTier. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Eureka or NexTier and we have assumed, with your consent, that the respective allowances for loan losses for both Eureka and NexTier are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Eureka, as reviewed with and confirmed by the senior management of Eureka. Sandler O’Neill also received and used in its analyses certain assumptions related to transaction expenses, as provided by Eureka senior management, and purchase accounting adjustments, as discussed with the senior management of NexTier. With respect to those projections, the senior management of Eureka confirmed to us that they reflected the best currently available projections of the senior management of Eureka and we assumed that such projections would be achieved. We express no opinion as to any such projections or the assumptions on which they are based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Eureka or NexTier since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Eureka and NexTier will remain as going concerns for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Eureka, NexTier or the Merger, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as financial advisor to the Board of Directors of Eureka in connection with the Merger and a portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion. Eureka has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from or sell securities to Eureka, NexTier or their respective affiliates. We may also actively trade the securities of Eureka for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is directed to the Board of Directors of Eureka in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Eureka as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Eureka Common Stock and does not address the underlying business decision of Eureka to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Eureka or the effect of any other transaction in which Eureka might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Eureka’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Eureka. This opinion has been approved by Sandier O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandier O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in required regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Eureka Common Stock.

Very truly yours,

SPECIAL MEETING OF STOCKHOLDERS OF

EUREKA FINANCIAL CORP.

                , 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/19092/

$  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.  $

¢	00030300300000000000 5

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	A proposal to approve the Agreement and Plan of Merger, dated as of September 3, 2015, by and between NexTier, Inc. and Eureka Financial Corp.	☐	☐	☐

		2.	A non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Eureka Financial Corp. if the merger contemplated by the Agreement and Plan of Merger is consummated.	☐	☐	☐

		3.	A proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

EUREKA FINANCIAL CORP.

proxy for Special Meeting of Stockholders on             , 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints the Board of Directors of Eureka Financial Corp., with full power of substitution in each Board member, to act as attorneys and proxies for the undersigned to vote all the shares of common stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Eureka Financial Corp., to be held             , 2015 at                                                  , and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢

SPECIAL MEETING OF STOCKHOLDERS OF

EUREKA FINANCIAL CORP.

            , 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/19092/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

$ Please detach along perforated line and mail in the envelope provided. $

00030300300000000000 5

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	A proposal to approve the Agreement and Plan of Merger, dated as of September 3, 2015, by and between NexTier, Inc. and Eureka Financial Corp.	FOR AGAINST ABSTAIN ☐ ☐ ☐

2.

A non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Eureka Financial Corp. if the merger contemplated by the Agreement and Plan of Merger is consummated.

☐ ☐ ☐

3.

A proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

☐ ☐ ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

[Eureka Financial Corp. Letterhead]

Dear ESOP Participant:

On behalf of the Board of Directors of Eureka Financial Corp. (the “Company”), I am forwarding to you the attached yellow vote authorization form so that you may convey your voting instructions to Edward F. Seserko and Gary B. Pepper, the trustees for the Eureka Bank Employee Stock Ownership Plan (“ESOP”), on the proposals presented at the Special Meeting of Stockholders of the Company to be held on             , 2015. Also enclosed is a Notice and Proxy Statement for the Company’s Special Meeting of Stockholders.

As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your account as of             , 2015, the record date for the Special Meeting of Stockholders. To direct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account, please complete, sign and submit the enclosed yellow vote authorization form in the postage paid envelope provided with this letter, no later than             , 2015. The unallocated shares of Company common stock held in the ESOP Trust and the shares for which timely instructions are not received, will be voted by the ESOP Trustees in a manner calculated to most accurately reflect the instructions the ESOP Trustees receive from participants regarding the shares of common stock allocated to their accounts, subject its fiduciary duties.

Your vote will be tabulated by              and will not be revealed, directly or indirectly, to any employee or director of the Company or Eureka Bank.

Sincerely,

Edward F. Seserko

President and Chief Executive Officer

Name:
Shares:

VOTE AUTHORIZATION FORM

I understand that Edward F. Seserko and Gary B. Pepper, the ESOP Trustees, are the holders of record of all shares of Eureka Financial Corp. (the “Company”) common stock allocated to me under the ESOP. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on             , 2015.

Accordingly, you are to vote my shares as follows (please check one):

1.	A proposal to approve the Agreement and Plan of Merger, dated as of September 3, 2015, by and between NexTier, Inc. and Eureka Financial Corp.

☐    FOR                                              ☐    AGAINST                                                 ☐    ABSTAIN

2.	A non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Eureka Financial Corp. if the merger contemplated by the Agreement and Plan of Merger is consummated.

☐    FOR                                              ☐    AGAINST                                                 ☐    ABSTAIN

3.	A proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

☐    FOR                                              ☐    AGAINST                                                 ☐    ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE

PROPOSALS SET FORTH ABOVE

The ESOP Trustees are hereby authorized to vote any shares allocated to me in their trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed

postage-paid envelope no later than             , 2015.

[Eureka Financial Corp. Letterhead]

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of Eureka Financial Corp. (the “Company”), I am forwarding to you the attached blue vote authorization form so that you may convey your voting instructions to Edward F. Seserko and Gary B. Pepper, the trustees for the Eureka Bank Retirement Savings Plan (the “401(k) Plan”), on the proposals presented at the Special Meeting of Stockholders of the Company on             , 2015. Also enclosed is a Notice and Proxy Statement for the Company’s Special Meeting of Stockholders.

As a 401(k) Plan participant investing in the Company common stock through the 401(k) Plan, you are entitled to direct the 401(k) Plan trustees as to the voting of shares of Company common stock credited to your 401(k) Plan account as of             , 2015, the record date for the Special Meeting of Stockholders.

At this time, in order to direct the voting of your shares of Company common stock credited to your account in the 401(k) Plan, you must complete, sign and submit the enclosed blue vote authorization form in the postage paid envelope provided with this letter, no later than             , 2015.

Your vote will be tabulated by              and will not be revealed, directly or indirectly, to any employee or director of the Company or Eureka Bank.

Sincerely,

Edward F. Seserko

President and Chief Executive Officer

Name:
Shares:

VOTE AUTHORIZATION FORM

I understand that Edward F. Seserko and Gary B. Pepper, the 401(k) Plan Trustees, are the holders of record of all shares of Eureka Financial Corp. (the “Company”) common stock credited to my account under the Eureka Bank Retirement Savings Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on             , 2015.

Accordingly, you are to vote my shares as follows (please check one):

1.	A proposal to approve the Agreement and Plan of Merger, dated as of September 3, 2015, by and between NexTier, Inc. and Eureka Financial Corp.

☐    FOR                                              ☐    AGAINST                                                 ☐    ABSTAIN

2.	A non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Eureka Financial Corp. if the merger contemplated by the Agreement and Plan of Merger is consummated.

☐    FOR                                              ☐    AGAINST                                                 ☐    ABSTAIN

3.	A proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

☐    FOR                                              ☐    AGAINST                                                 ☐    ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE

PROPOSALS SET FORTH ABOVE

The 401(k) Plan Trustees are hereby authorized to vote any shares allocated to me in their trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed

postage-paid envelope no later than             , 2015.